UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ PreliminaryProxy Statement
☐ Confidential, for Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Express, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

It is my pleasure to invite you to attend the 2012 Annual Meeting of Stockholders of Express, Inc. The meeting will be held on Thursday, May 31, 2012 at 8:30 a.m. Eastern Daylight Time, at the company’s corporate offices located at 1 Express Drive, Columbus, Ohio. Registration will begin at 8:00 a.m. Eastern Daylight Time. Directions to our corporate headquarters are provided in this notice of annual meeting and proxy statement. Should you require additional assistance in finding the location of the meeting, please contact Investor Relations by phone at 1-888-423-2421 or by email at IR@express.com.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The notice of annual meeting of stockholders, proxy statement and proxy are being mailed to stockholders on or about April 30, 2012.

YOUR VOTE IS VERY IMPORTANT TO US. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

On behalf of the Board of Directors, I would like to express our sincere appreciation for your ongoing support and continued interest in Express.

Very truly yours,

Michael Weiss

Chairman, President and Chief Executive Officer

Columbus, Ohio

April 30, 2012

Notice of 2012 Annual Meeting of Stockholders

The 2012 Annual Meeting of Stockholders of Express, Inc., a Delaware corporation, will be held on Thursday, May 31, 2012, beginning at 8:30 a.m., Eastern Daylight Time, at the company’s corporate offices located at 1 Express Drive, Columbus, Ohio. Registration will begin at 8:00 a.m.

The purpose of the Annual Meeting is to:

1.	Elect two Class II Directors to hold office for a three year term expiring at the annual meeting of stockholders in 2015 and until their respective successors are elected and qualified;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012;

3.	Approve the Internal Revenue Code (“Code”) Section 162(m) performance goals and annual grant limitations under the Express, Inc. 2010 Incentive Compensation Plan (“2010 Plan”); and

4.	Transact such other business as may properly come before the meeting.

If you were a stockholder of record as of the close of business on April 3, 2012, you are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote your shares now in order to ensure the presence of a quorum.

Stockholders of record may vote:

1.	By Internet: go to www.proxyvote.com;

2.	By toll-free telephone: call 1-800-690-6903; or

3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By Order of the Board of Directors,

Lacey J. Bundy

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 31, 2012: this Notice of Annual Meeting and Proxy Statement and our 2011 Annual Report are available in the “Investors” section of our website at http://www.express.com. Additionally, and in accordance with the Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Frequently Asked Questions About Voting and the Annual Meeting	4
Election of Directors (Proposal No. 1)	7
Corporate Governance	11
Corporate Governance Principles	11
Board Composition	11
Board Leadership Structure	11
Board Committees	12
Compensation Committee Interlocks and Insider Participation	14
Succession Planning	14
Identifying and Evaluating Director Candidates	14
Risk Oversight	15
Communications with the Board	16
Director Independence	17
Code of Conduct	17
Outside Board Memberships	17
Director Compensation	17
Executive Officers	19
Executive Compensation	21
Compensation Discussion and Analysis	21
Compensation and Governance Committee Report	34
Compensation Tables	34
Employment Related Agreements	40
Potential Payments upon Termination and Change in Control	42
Related Person Transactions	46
Stock Ownership Information	50
Audit Committee	52
Audit Committee Report	52
Principal Accountant Fees and Services	53
Ratification of Selection of Independent Registered Public Accounting Firm (Proposal No. 2)	53
Approval of Code Section 162(m) Performance Goals and Annual Grant Limitations Under the Express, Inc. 2010 Incentive Compensation Plan (Proposal No. 3)	54
Other Matters	62
Additional Information	62

Appendix A Information about Non-GAAP Financial Measures	A-1
Appendix B Amended and Restated Express, Inc. 2010 Incentive Compensation Plan	B-1

Proxy Statement Summary Information

The Board of Directors of Express, Inc. is soliciting your proxy to vote at our 2012 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting). To assist you in reviewing this proxy statement and the Company’s performance for the fiscal year ended January 28, 2012 we have summarized a few key items below. For additional information about these topics, please review this proxy statement in full and the Company’s Annual Report on Form 10-K for 2011 filed on March 23, 2012. Fiscal years in this proxy statement are identified according to the calendar year prior to the calendar year in which they end. For example, references to “2011,” “fiscal 2011,” “fiscal year 2011” or similar references refer to the fiscal year ended January 28, 2012 and references to “2010,” “fiscal 2010,” “fiscal year 2010” or similar references refer to the fiscal year ended January 29, 2011.

Business Highlights

Net Sales. In 2011, net sales increased by 9% to $2.1 billion, and included an increase in comparable sales of 6%.

Earnings Per Diluted Share. In 2011, reported earnings per diluted share increased by 7% to $1.58 per diluted share and adjusted earnings per share increased by 17% to $1.66 per diluted share, which included an increase in operating income of approximately 36% to $270.9 million.

* Adjusted earnings per diluted share is a non-GAAP financial measure. See Appendix A for more information, including a reconciliation of adjusted earnings per diluted share to earnings per diluted share calculated in accordance with generally accepted accounting principles (“GAAP”).

Compensation Highlights

The core principles that serve as the foundation for our compensation programs are:

•	Pay for Performance. Our compensation programs are designed to have a meaningful portion of an executive’s actual pay linked to the Company’s actual performance.

•	Pay Competitively. We are committed to providing a total compensation program designed to retain our high-caliber performers and attract superior leaders to Express.

•	Pay Equitably. We believe it is important to apply generally consistent guidelines for all executive officer compensation programs.

In 2011, we made significant changes to our compensation practices, including eliminating excise and other special tax gross-ups for executives and adopting stock ownership guidelines and a clawback policy. Highlights of our compensation program include the following:

•	WE DO deliver a majority of executives’ target total compensation in the form of variable compensation;

•	WE DO grant performance-based equity awards;

•	WE DO have stock ownership guidelines for executives;

•	WE DO have a clawback policy;

•	WE DO prohibit executives and other associates from engaging in hedging transactions involving Express common stock;

•	WE DON’T provide change-in-control benefits;

•	WE DON’T provide special tax gross-ups to executives; and

•	WE DON’T provide post-employment defined benefit plans.

The charts below show the balance of the elements that comprised total compensation for our chief executive officer and our other named executive officers as a group for fiscal 2011.

Governance Highlights

•	We have an independent Lead Director and each of our Board committees is made up entirely of independent directors providing for independent and balanced Board leadership.

•	Following our Annual Meeting all of our directors will be independent, except for Michael Weiss, our Chairman, President and Chief Executive Officer.

•	Each of our directors attended at least 75% of all Board meetings and applicable committee meetings.

•	The Board and each Committee conducts an annual self-evaluation.

•	The independent directors have an opportunity to meet in executive session at each meeting.

•	The Board regularly reviews the CEO succession plan and reviews succession plans for other executives at least annually.

•	We have stock ownership guidelines for our directors.

Proposals to Be Voted On and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)

Election of two Class II directors for three year terms (Proposal No. 1)	FOR EACH DIRECTOR NOMINEE	7

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 (Proposal No. 2)	FOR	53

Approve the Code Section 162(m) performance goals and annual grant limitations under the Express, Inc. 2010 Incentive Compensation Plan (Proposal No. 3)	FOR	54

Frequently Asked Questions about Voting and the Annual Meeting

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 3, 2012, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Daylight Time, at the office of the Corporate Secretary located at 1 Express Drive, Columbus, OH 43230. A stockholder may examine the list for any germane purpose related to the Annual Meeting.

What are the voting rights of the holders of Express, Inc. common stock?

Holders of Express, Inc. common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

How do I vote?

Beneficial Stockholders. If you hold your shares through a broker, bank or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote by proxy before the Annual Meeting via the Internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning a proxy card. Proxies submitted via the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern Daylight Time on May 30, 2012. You may also vote at the Annual Meeting by delivering your completed proxy card in person.

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock entitled to vote will constitute a quorum for purposes of the Annual Meeting, thereby permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 89,431,765 shares of common stock were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of establishing a quorum.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the Board’s proposal to elect each of the Class II director nominees to the Board (Proposal No. 1).

•	FOR the Board’s proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 (Proposal No. 2).

•	FOR approval of the Code Section 162(m) performance goals and annual grant limitations under the Express, Inc. 2010 Incentive Compensation Plan (Proposal No. 3).

Unless you give other instructions when you vote, the persons named as proxies, Michael A. Weiss and Lacey J. Bundy, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the meeting; however, if any other business should properly come before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal?

Election of Class II Directors (Proposal No. 1). Stockholders may vote “FOR” all or some of the nominees or may elect to “WITHHOLD” their vote for all or some of the nominees. The two nominees who receive the highest number of votes will be elected to the Board. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more Class II Directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum at the Annual Meeting. “Broker non-votes,” if any, will have no effect on this Proposal.

Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal No. 2). Stockholders may vote “FOR” or “AGAINST” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of the independent registered public accounting firm for 2012. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” this Proposal. “Broker non-votes,” if any, will have no effect on this Proposal. Although Proposal No. 2 is non-binding on us, the Board will consider the outcome of this vote in its future deliberations.

Approval of the Code Section 162(m) Performance Goals and Annual Grant Limitations under the Express, Inc. 2010 Incentive Compensation Plan (Proposal No. 3). Stockholders may vote “FOR” or “AGAINST” the performance goals and annual grant limitations under the Express, Inc. 2010 Incentive Compensation Plan. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the performance goals and annual grant limitations under the Express, Inc. 2010 Incentive Compensation Plan. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” this Proposal. “Broker non-votes,” if any, will have no effect on this Proposal.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange, or NYSE, rules allow that firm to vote your shares only on routine matters. Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm for 2012, is the only routine matter for consideration at the meeting. For all matters other than Proposal No. 2, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

May I change or revoke my vote?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank or other nominee for instructions on how to change their vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Corporate Secretary at our principal executive offices at 1 Express Drive, Columbus, OH 43230;

•	submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or

•	voting in person at the meeting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Eastern Daylight Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport, and will need to check in at the registration desk prior to entering the Annual Meeting. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the Annual Meeting other than those operated by Express or its designees. All bags, briefcases and packages will need to be checked at the door and will be subject to search.

Please also note that if you are a beneficial stockholder (that is, you hold your shares, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to present at the registration desk.

Election of Directors (Proposal No. 1)

The Board is divided into three classes of directors, with two Class I directors, three Class II directors and two Class III directors. The current term of our Class II directors expires at the Annual Meeting, while the terms for Class I and Class III directors will expire at our 2014 and 2013 annual meetings, respectively. Upon recommendation by the Compensation and Governance Committee of the Board, the Board proposes that Michael Devine and Mylle Mangum each be elected for a new term of three years and until their respective successors have been duly elected and qualified as Class II directors. Each of the nominees has consented to serve if elected. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Set forth below is information with respect to the Class II director nominees and Class I and Class III directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board and their age. The Compensation and Governance Committee believes that, as a group, the Class I and Class III directors, together with the nominees for Class II directors, possess the right diversity of backgrounds, skills, experiences and perspectives to constitute an effective Board. As previously disclosed, Josh Olshansky is retiring from the Board when his term expires at the Annual Meeting.

Nominees for Class II Directors for Election at the 2012 Annual Meeting

Michael F. Devine, III

Age 53	Mr. Devine has served as a member of the Board since May 2010. Mr. Devine was appointed Senior Vice President and Chief Financial Officer of Coach in December 2001 and Executive Vice President in August 2007, a role he held until he retired in August 2011. Prior to joining Coach, Mr. Devine served as Chief Financial Officer and Vice President—Finance of Mothers Work, Inc. (now known as Destination Maternity Corporation) from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc. Prior to that, Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the prior six years he was the Director of Finance and Distribution for McMaster-Carr Supply Co. He also serves as a member of the Board of Directors of NutriSystem, Inc. and Deckers, Inc. Mr. Devine holds a B.S. in Finance and Marketing from Boston College and an M.B.A. in Finance from the Wharton School of the University of Pennsylvania. As a result of these and other professional experiences, Mr. Devine possesses particular knowledge and experience in retail merchandising; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

Mr. Devine is Chairman of the Audit Committee.

Mylle H. Mangum

Age 63	Ms. Mangum has served as a member of the Board since August 2010. Ms. Mangum has served as Chief Executive Officer of IBT Enterprises, LLC (formerly International Banking Technologies) since October 2003 and has also served as Chairman and CEO of IBT Holdings since July 2007. Prior to that, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992 and President of BellSouth International from 1985 to 1986. Prior to that, she was with the General Electric Company. Ms. Mangum served as a Director of Emageon, Inc. from June 2004 to April 2009, Scientific-Atlanta, Inc. from November 1993 to February 2006 and Respironics, Inc. from May 2004 to March 2008. She is currently a Director of Barnes Group Inc. since December 2002, Haverty Furniture Companies, Inc., since May 1999, and Collective Brands, Inc. since November 1997. As a result of these and other professional experiences, Ms. Mangum possesses particular knowledge and experience in retail, merchandising, marketing, strategy, technology, supply chain, logistics, international business, accounting, finance, compliance with internal controls and multi-division general management experience that strengthen the Board’s collective qualifications, skills and experience.

Ms. Mangum is Lead Director, Chair of the Compensation and Governance Committee and a member of the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

Class III Directors With Terms Continuing Until the 2013 Annual Meeting

Theo Killion

Age 61	Mr. Killion has served as a director since April 2012. Mr. Killion has served as Chief Executive Officer and as a director of Zale Corp. since September 23, 2010. Prior to that, Mr. Killion served in a variety of other positions with Zale Corp., including President from August 5, 2008 to September 23, 2010, Interim Chief Executive Officer from January 13, 2010 to September 23, 2010 and Executive Vice President of Human Resources, Legal and Corporate Strategy from January 23, 2008 to August 5, 2008. From May 2006 to January 2008, Mr. Killion was employed with the executive recruiting firm Berglass+Associates, focusing on companies in the retail, consumer goods and fashion industries. From April 2004 through April 2006, Mr. Killion served as Executive Vice President of Human Resources at Tommy Hilfiger. From 1996 to 2004, Mr. Killion served in various management positions with Limited Brands. As a result of these and other professional experiences, Mr. Killion possesses particular knowledge and experience in retail; strategy and business development; talent development and succession planning; risk management; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

Mr. Killion is a member of the Compensation and Governance Committee.

Michael A. Weiss

Age 70	Mr. Weiss has served as our President and Chief Executive Officer and a member of our board of directors since returning to our company in July 2007. In November 2011 he was appointed Chairman of the Board. From 2004 to July 2007 Mr. Weiss was retired, but returned to Express when it was acquired by investment funds managed by Golden Gate Capital. He previously served as our President and Chief Executive Officer from 1997 to 2004. Prior to that, he served as Vice Chairman of Limited Brands from 1993 to 1997. He served as our President from 1982 to 1993 and prior to that served with Express when it was founded, starting as a merchandise manager for what was then an eight store experimental division of Limited Brands. In addition to his prior service as a director at Borders Group, Inc., Chico’s FAS, Inc. and Pacific Sunwear of California Inc., Mr. Weiss currently serves as a director at Collective Brands, Inc., a position he has held since 2005. As a result of these and other professional experiences, Mr. Weiss possesses particular knowledge and experience in retail and merchandising; branded apparel and consumer goods; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

Class I Directors With Terms Continuing Until the 2014 Annual Meeting

Michael G. Archbold

Age 51	Mr. Archbold has served as a member of our board of directors since January 2011. Mr. Archbold has served as President and Chief Operating Officer of Vitamin Shoppe, Inc. since April 4, 2011, and was its Executive Vice President, Chief Operating Officer and Chief Financial Officer since April 2007. Mr. Archbold served as Executive Vice President / Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 to 2007. From 2002 to 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President, and later as Executive Vice President. Mr. Archbold is an inactive Certified Public Accountant, and has 20 years of financial experience in the retail industry. Mr. Archbold previously served as a director of Borders Group, Inc. Mr. Archbold possesses particular knowledge and experience in leadership, strategic planning, accounting, finance, capital structure and operations of retail organizations; and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.

Mr. Archbold serves on the Audit Committee.

Peter Swinburn

Age 59	Mr. Swinburn has served as a member of our Board of Directors since February 2012. Mr. Swinburn has served as Chief Executive Officer and President of Molson Coors Brewing Company since July 2008. He has also served as a director of Molson Coors Brewing Company and MillerCoors since July 2008. From 2005 to October 2007, Mr. Swinburn served as President and Chief Executive Officer of Molson Coors Brewing Company (UK) Limited (“MCBC UK”). Prior to that, he served as President and Chief Executive Officer of Coors Brewing Worldwide and Chief Operating Officer of Molson Coors Brewing Company (UK) Limited following the Molson Coors Brewing Company’s acquisition of Molson Coors Brewing Company (UK) Limited in 2002 until 2003. As a result of these and other professional experiences, Mr. Swinburn possesses particular knowledge and experience in global brand marketing, international operations, corporate governance, strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills and experience.

Mr. Swinburn serves on the Compensation and Governance Committee.

Corporate Governance

Corporate Governance Principles

The Board has adopted policies and procedures to ensure effective governance of Express. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the Audit Committee and Compensation and Governance Committee of the Board of Directors, and our Code of Conduct may be viewed in the corporate governance section of our website at www.express.com/investor. We will also provide any of the foregoing information in print without charge upon written request to the Office of the Corporate Secretary, 1 Express Drive, Columbus, OH 43230.

The Compensation and Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, but no less than annually, and may propose modifications to the principles and other key governance practices from time to time as warranted for adoption by the Board.

Board Composition

The Board is responsible for overseeing the affairs of the Company. The Board held eight meetings during 2011. Each director attended at least 75% of Board and committee meetings held during the period in which he or she served during 2011. Directors are expected to attend our annual meeting of stockholders. All of our current directors attended the 2011 Annual Meeting of Stockholders, except for those directors who joined the Board after the 2011 Annual Meeting.

The Board is divided into three classes. Each director serves a three-year term, and one class is elected at each year’s annual meeting of stockholders. Messrs. Archbold and Swinburn are Class I directors with terms expiring at our 2014 Annual Meeting. Messrs. Devine and Olshansky and Ms. Mangum are Class II directors with terms expiring at our 2012 Annual Meeting. Mr. Devine and Ms. Mangum have been nominated to serve as Class II directors for another three year term expiring at our 2015 Annual Meeting. Messrs. Killion and Weiss are Class III directors with terms expiring at our 2013 Annual Meeting. Any additional directorships resulting from an increase in the size of the Board will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Our certificate of incorporation provides that, subject to any rights applicable to any then outstanding preferred stock, the Board shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board currently consists of seven members, however, effective upon the election of the Class II directors at our Annual Meeting, the number of directors on the Board will automatically be reduced to six by resolution adopted by the Board. Subject to any rights applicable to any then-outstanding preferred stock, any vacancies resulting from an increase in the size of the Board or otherwise may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board. The term of office for each director will be until his or her successor is elected at an annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board (the “Chairman”) and Chief Executive Officer may be separated or combined. The Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. In the event that the Chairman and Chief Executive roles are combined, the Board believes that it is beneficial for the independent directors to appoint an independent Lead Director.

Michael Weiss currently serves as Chairman, President and Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer positions takes advantage of the unique talents and knowledge of Mr. Weiss and effectively combines the responsibilities for strategy development and execution with management of day-to-day operations.

The independent directors of the board have elected Mylle Mangum to serve as Lead Director. The Lead Director serves a variety of roles including, reviewing and approving Board and committee agendas and schedules to confirm that appropriate topics are reviewed and sufficient time is allocated to each; providing input to the Chairman with respect to the information provided to the Board; serving as liaison between the independent directors and the Chairman; presiding at the executive sessions of independent directors and at all other meetings of the Board of Directors at which the Chairman is not present; calling an executive session of independent directors at any time, consistent with the Corporate Governance Guidelines; facilitating communications and coordination of activities among the committees and other directors as appropriate; approving and coordinating the retention of advisors and consultants to the Board; and such other responsibilities as the independent directors may designate from time to time.

The independent directors are given an opportunity to meet in an executive session at each Board meeting, and each of the standing board committees is comprised solely of and led by independent directors.

The Board believes that the combination of the Chairman and Chief Executive Officer roles, together with a Lead Director and Board committees comprised only of independent directors provides an effective balance for the management of the Company in the best interests of Express stockholders.

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively and our Corporate Governance Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Express, like many U.S. companies, is well-served by this flexible leadership structure.

Board Committees

The Board currently has an Audit Committee and a Compensation and Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. Each of these committees reports to the Board as they deem appropriate, and as the Board may request. Each committee operates under a charter that has been approved by the Board.

Board Member	Audit Committee	Compensation and Governance Committee

Michael Archbold	X	—

Michael F. Devine, III	▲	—

Theo Killion	—	X

Joshua Olshansky	—	—

Mylle H. Mangum	X	▲

Peter Swinburn	—	X

Michael A. Weiss	—	—

▲Chair of the committee

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission (“SEC”); (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (8) reviewing and approving related person transactions; and (9) overseeing our enterprise risk management program.

The Audit Committee also prepares the Audit Committee Report that the SEC rules require be included in our annual proxy statement. This report is on page 52 of this proxy statement.

The Board has affirmatively determined that each of our Audit Committee members, Mr. Devine, Mr. Archbold and Ms. Mangum, meet the definition of “independent director” for purposes of serving on the Audit Committee under both Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE rules. In addition, the Board determined that Mr. Devine, Mr. Archbold and Ms. Mangum each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee met seven times in 2011.

Compensation and Governance Committee

The Compensation and Governance Committee is responsible for, among other matters: (1) reviewing and approving key employee compensation goals, policies, plans and programs; (2) reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation and evaluating the Chief Executive Officer’s performance in light of these goals and objectives; (3) reviewing and approving, in consultation with or with the approval of the independent directors of the Board, compensation arrangements for our Chief Executive Officer; (4) overseeing the overall performance evaluation process for the Chief Executive Officer; (5) reviewing the performance of and approving compensation arrangements for executive officers other than the Chief Executive Officer; (6) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; (7) reviewing and recommending to the independent directors compensation arrangements for our directors; (8) administration of stock plans and other incentive compensation plans; (9) reviewing the Company’s compensation philosophy to ensure it is appropriate and does not incentivize unnecessary and excessive risk taking; (9) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (10) reviewing stockholder proposals and making recommendations to the Board regarding proposals; (11) overseeing the self-evaluation process for the Board and its committees; (12) overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; (13) identifying best practices and recommending corporate governance principles; and (14) developing and recommending to the Board a set of corporate governance guidelines and principles applicable to us.

The Compensation and Governance Committee also prepares the Compensation and Governance Committee Report that SEC rules require be included in our annual proxy statement. This report is on page 34 of this proxy statement.

The Board has affirmatively determined that Ms. Mangum, Mr. Killion and Mr. Swinburn meet the definition of “independent director” for purposes of serving on the Compensation and Governance Committee under the NYSE rules.

The Compensation and Governance Committee met five times in 2011.

Compensation Committee Interlocks and Insider Participation

Our Compensation and Governance Committee consists of Ms. Mangum, Mr. Killion and Mr. Swinburn. During fiscal 2011, at one time or another, Ms. Mangum, Mr. Stefan Kaluzny, Mr. David Dominik and Mr. Sam Duncan were members of the Compensation and Governance Committee. Neither Mr. Dominik, Mr. Kaluzny, Ms. Mangum nor Mr. Duncan is an officer or employee, or former officer or employee of ours. Mr. Dominik is currently a Managing Director of Golden Gate Capital and Mr. Kaluzny was a Managing Director of Golden Gate Capital until he resigned in January 2011. See “Related Person Transactions” for information on our arrangements with Golden Gate Capital.

No interlocking relationships exist between the members of the Board or Compensation and Governance Committee and the board of directors or compensation committee of any other company. However, Ms. Mangum and Mr. Weiss serve together on the Board of Directors of Collective Brands, Inc. as well as its Compensation, Nominating and Governance Committee.

Succession Planning

Our Compensation and Governance Committee reviews the performance of the Company’s executive officers and the succession plans for each officer’s position at least annually. The Committee reports results from the performance reviews and succession plans to the full Board. The full Board has the primary responsibility for reviewing the performance of and the succession plans for the Chief Executive Officer position. The Company has a succession plan for the Chief Executive Officer position and the Board regularly reviews and discusses the plan throughout the year.

Identifying and Evaluating Director Candidates

The Compensation and Governance Committee is responsible for identifying, recruiting and recommending candidates for the Board and is responsible for reviewing and evaluating any candidates recommended by stockholders. The Compensation and Governance Committee is responsible for developing the criteria for, and reviewing periodically with the Board, the requisite skills and characteristics of nominees, as well as the composition of the Board as a whole. These criteria include independence, diversity, age, skills and experience in the context of the needs of the Board. The Compensation and Governance Committee considers a combination of factors for each nominee, including the nominee’s ability to represent all stockholders without a conflict of interest; the nominee’s ability to work in and promote a productive environment; whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; whether the nominee has demonstrated the high level of character and integrity that we expect; whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to complex issues encountered by a publicly-traded company; and the nominee’s ability to apply sound and independent business judgment.

As a nationally recognized specialty retailer, we believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; apparel and consumer goods; manufacturing, sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people management; and board practices of other major corporations. The Board believes that diversity of Board members is important and considers background, experience, skills, race, gender and national origin when considering diversity.

Our Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. See “Additional Information — Stockholder Proposals for Inclusion in the 2013 Annual Meeting Proxy Statement” and “— Other Stockholder Proposals” for information as to how a stockholder can nominate a director candidate. The Compensation and Governance Committee considers all director candidates, including candidates proposed by stockholders in accordance with our Bylaws, based on the same criteria.

The Compensation and Governance Committee may engage third-party search firms to identify potential director nominees. The Compensation and Governance Committee engaged a third party search firm in 2011 to identify and pre-qualify independent board members which resulted in the appointments of Mr. Archbold, Mr. Swinburn and Mr. Killion.

Risk Oversight

The Board, with the assistance of the Audit Committee and the Compensation and Governance Committee, reviews and oversees our enterprise risk management (“ERM”) program, which is an enterprise-wide program designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board levels, and facilitate and drive appropriate risk response strategies. Under the ERM program, management develops a holistic portfolio of enterprise risks. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas. Management provides regular reports on the risk portfolio and risk response and monitoring efforts to senior management and to the Audit Committee.

The Audit Committee oversees management’s implementation of the ERM program, including reviewing our enterprise risk portfolio and evaluating management’s approach to addressing identified risks. While the Audit Committee has primary oversight responsibility for the risk assessment and management process, the Compensation and Governance Committee considers the risks associated with our compensation policies and practices and governance structure and processes.

The Board is kept informed of the committees’ risk oversight and related activities primarily through reports of the committee chairmen to the full Board. In addition, the Audit Committee escalates issues relating to risk oversight to the full Board as appropriate to provide that the Board is appropriately informed of developments that could affect our risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters.

Analysis of Risk in Compensation Programs

The Compensation and Governance Committee evaluates the risks of its compensation programs as part of its overall discussions of the Company’s compensation programs. As described below under “Compensation Discussion and Analysis,” our compensation programs are designed to (1) attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives and (3) align the interests of the executive officers and our stockholders through short- and long-term incentive compensation programs. In addition, the compensation programs are intended to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to the Company and our stockholders in the long term. We believe that the following elements of the compensation program discourage excessive risk taking by executives:

•

Short-Term/Long-Term Incentive Mix. The mix between short-term cash incentives and long-term equity-based incentives discourages executives and employees from maximizing short-term performance at the expense of long-term performance.

•

Long-Term Incentive Mix. We grant a mixture of long-term equity-based incentives, including stock options, restricted stock and restricted stock units, since stock options alone may lead to increased risk-taking and restricted stock and restricted stock units alone may discourage associates from taking appropriate risks. Furthermore, our equity-based incentives have multi-year vesting and performance features in order to incent long-term stockholder value creation and to encourage retention.

•

Short-Term Cash-Incentive Plan Design. In order to discourage risk taking, our short-term cash incentive plan allows for a graduated payout instead of a win or lose payout structure. The plan has a minimum performance threshold below which no payout is earned, and a maximum above which no additional payout is earned. In addition, a prorated payout may be earned based on achievement between threshold and target or achievement between target and maximum.

•

Multiple Performance Measures. Our short-term cash-incentive plan has a performance target based on operating income and our performance based equity awards have performance targets based on earnings per share. The varied performance measures are designed to discourage participants from focusing on achievement of one performance measure at the expense of another.

•

Stock Ownership Guidelines and Holding Requirements. We use meaningful stock ownership guidelines to align our directors’ and executives’ interests with our stockholders’ interests and ultimately focus our executives on attaining long-term stockholder returns.

•

Clawback and Anti-Hedging Policies. Our clawback policy allows the Company to recapture any incentive compensation paid in the event of a restatement of our financial statements, which discourages inappropriate risk-taking behavior. Our anti-hedging policies further align our executives’ and employees’ interests with those of our stockholders.

Communications with the Board

Stockholders and other interested parties may contact an individual director, including the Lead Director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 Attn: Board of Directors. In accordance with instructions provided by our Audit Committee, your call, report or letter will be distributed as applicable to our Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, who will review the correspondence before forwarding it directly to the Board member(s) to whom you wish to communicate.

All such reports or correspondence will be forwarded as described above unless they are of a trivial nature or otherwise not related to accounting, internal controls, auditing matters, corporate governance, or any other significant legal or ethical issues at Express. However, a report will be made to the Audit Committee of all call reports or correspondence to the Board, and all such reports and correspondence are available to all directors and are preserved in accordance with our retention policy.

Director Independence

The Board has reviewed the relationships between us and each of our directors and has determined that Mr. Archbold, Mr. Devine, Mr. Killion, Ms. Mangum and Mr. Swinburn are “independent directors” under NYSE listing standards and have either no relationships with us (other than as a director and stockholder) or only immaterial relationships with us. Mr. Weiss is not independent because of his position as our President and Chief Executive Officer. Mr. Olshansky was determined not to be independent because of his position as Managing Director of Golden Gate Capital and our various arrangements with affiliates of Golden Gate Capital since investment funds managed by Golden Gate Private Equity, Inc. (“Golden Gate”) acquired Express in 2007. See “Related Person Transactions” for a description of these agreements and arrangements.

Code of Conduct

We expect our directors, officers and employees to act ethically at all times and acknowledge their adherence to the policies comprising our Code of Conduct. Stockholders may access a copy of our Code of Conduct on our website at www.express.com. We will promptly disclose any waivers of our Code of Conduct involving our principal executive officer, principal financial officer or principal accounting officer.

Outside Board Memberships

Our Corporate Governance Guidelines provide that directors should not serve on more than four other public company boards. Directors are expected to advise the Chairman in advance of accepting an invitation to serve on another public company board or assignment to any other public company’s audit or compensation committee. No director may serve as a director, officer or employee of a competitor of ours.

Director Compensation

Independent non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their time and effort and align their interests with the long-term interests of our stockholders. Employee directors and directors affiliated with Golden Gate receive no compensation for Board service. The Compensation and Governance Committee, together with its independent compensation consultant, periodically review the form and amount of director compensation and propose any changes to the Board. As part of its review, the Compensation and Governance Committee considers how the Company’s director compensation program compares to the programs at the peer companies we consider in the executive compensation setting process. See “Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Decision Making Process — The Role of Peer Companies and Benchmarking” on page 25 for more information. The Compensation and Governance Committee believes that director compensation should be competitive with the market and geared towards attracting and retaining highly-qualified independent professionals to represent the Company’s stockholders.

Eligible non-employee directors are paid an annual retainer of $100,000. An additional $10,000 is paid annually for each committee on which a non-employee director serves and an additional $10,000 is paid annually for serving as the Chair of the Compensation and Governance Committee. The Chair of the Audit Committee is paid an additional $15,000 annually for serving in that capacity. In addition, beginning in 2012, the Lead Director will be paid an annual retainer of $25,000. All retainer fees are payable quarterly, on the first business day of January, April, July and October. We do not pay additional fees for attending Board or committee meetings.

Eligible non-employee directors also receive equity grants on an annual basis. In 2011, eligible non-employee directors were granted 5,500 restricted stock units which vest ratably on each of the first three anniversaries following the applicable date of grant. In 2012, upon the recommendation of the Compensation and Governance Committee and its independent compensation consultant, directors will receive a number of restricted stock or restricted stock units that have a value of approximately $100,000 on the date of grant and will vest on the first anniversary of the date of grant. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the board.

Director Stock Ownership Guidelines

In September 2011, the Board of Directors adopted director stock ownership guidelines which call for directors to own an amount of our common stock equal to the lower of three times their annual cash retainer or 12,000 shares. Directors have five years to meet the guidelines. To avoid fluctuating ownership requirements, and to accommodate changes in Board committee responsibilities, once a director has achieved the minimum ownership level he or she will be considered to have satisfied the guideline provided that the shares used to meet the underlying requirements are retained.

2011 Director Compensation Table

The following table sets forth information regarding 2011 compensation for each of our non-employee directors.

Director (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Michael F. Devine, III	$125,000	$101,805	-	-	$226,805
Mylle H. Mangum	$120,000	$101,805	-	-	$221,805
Sam Duncan (5)	$82,500	$117,810	-	-	$200,310
Stefan L. Kaluzny (4)	$97,500	$101,805	-	-	$199,305
Michael G. Archbold (6)	$27,500	$109,670	-	-	$137,170
David C. Dominik (5)	-	-	-	-	-
Josh Olshansky	-	-	-	-	-

(1)	Messrs. Weiss, Dominik and Olshansky did not receive compensation for service on the Board.
(2)	Reflects the aggregate grant date fair value of restricted stock units and option awards, respectively. These values have been determined based on the assumptions and methodologies set forth in Note 10 of our financial statements filed with the SEC as part of our Annual Report on Form 10-K for the year ended January 28, 2012. These amounts do not represent the actual amounts paid to or received by the named director during 2011. No option awards were granted to any of the company’s non-employee directors during 2011.
(3)	The aggregate outstanding restricted stock units and option awards (whether or not exercisable in the case of options) outstanding as of January 28, 2012 are as follows: Mr. Devine (5,680 restricted stock units and 10,000 options); Ms. Mangum (5,680 restricted stock units and 10,000 options); and Mr. Archbold (5,500 restricted stock units).
(4)	Mr. Kaluzny resigned from the Board on November 3, 2011.
(5)	Mr. Duncan and Mr. Dominik resigned from the Board on January 3, 2012.
(6)	Mr. Archbold was appointed to the Board on January 3, 2012.

Executive Officers

The following table sets forth the names, ages and titles of our current executive officers as of April 3, 2012:

Name	Age	Position
Michael A. Weiss	70	Chairman, President & Chief Executive Officer
Matthew C. Moellering	45	Executive Vice President & Chief Operating Officer
Colin Campbell	53	Executive Vice President—Sourcing and Production
Lisa A. Gavales	48	Executive Vice President—Chief Marketing Officer
Fran Horowitz-Bonadies	48	Executive Vice President—Women’s Merchandising and Design
David G. Kornberg	44	Executive Vice President—Men’s Merchandising and Design
John J. (Jack) Rafferty	60	Executive Vice President—Planning and Allocation
Jeanne L. St. Pierre	52	Executive Vice President—Stores
Douglas H. Tilson	54	Executive Vice President—Real Estate
D. Paul Dascoli	51	Senior Vice President, Chief Financial Officer & Treasurer

Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Mr. Weiss, whose background information is provided above in “Election Of Directors (Proposal No. 1).”

Matthew C. Moellering has served as our Executive Vice President & Chief Operating Officer since September 2011. Prior to that, he served as our Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary from October 2009 to September 2011, Senior Vice President, Chief Financial Officer, Treasurer and Secretary from July 2007 to October 2009 and our Vice President of Finance from September 2006 to July 2007. Prior to that, he served in various roles with Limited Brands from February 2003 to September 2006, most recently as Vice President of Financial Planning. Prior to that, Mr. Moellering served in various roles with Procter and Gamble where he was employed from July 1995 until February 2003 and prior to that as an officer in the United States Army.

Colin Campbell has served as our Executive Vice President of Sourcing and Production since June 2005. Prior to that, from March 1997 to June 2005, Mr. Campbell held a number of leadership positions for various divisions of Limited Brands including Cacique and Limited Stores and was an Executive Vice President of Western Hemisphere Operations at Mast from 2003 to 2005. Prior to that, from 1985 to 1997, Mr. Campbell was Vice President of Operations for the dress division of Liz Claiborne. He has also worked in production leadership positions with Bentwood Brothers LTD in England and Daks-Simpson LTD in Scotland.

Lisa A. Gavales has served as our Executive Vice President and Chief Marketing Officer since January 2008. Prior to that, she worked with Bloomingdale’s for 13 years in a number of merchandising and marketing roles, most recently as Senior Vice President of Marketing from 2000 to 2007. Ms. Gavales has also worked as a management consultant for Pricewaterhouse and Habberstad International. She began her career in the training program at R. H. Macy’s & Co.

Fran Horowitz-Bonadies has served as our Executive Vice President of Women’s Merchandising and Design since December 2007. Prior to that, she served as our Senior Vice President and General Merchandise Manager from December 2005 to December 2007. Prior to that, she served as our Vice

President and Merchandise Manager from March 2005 to December 2005. Prior to that, she worked at Bloomingdale’s for 13 years in various merchandising roles. Ms. Horowitz-Bonadies also worked early in her career in buying positions at Bergdorf Goodman, Bonwit Teller and Saks Fifth Avenue.

David G. Kornberg has served as our Executive Vice President of Men’s Merchandising and Design since December 2007. He served as our Senior Vice President and General Merchandise Manager from 2005 to December 2007. Prior to that, he was a Vice President of Business Development with Disney Stores. Mr. Kornberg spent the first ten years of his career with Marks & Spencer PLC in the United Kingdom.

John J. (“Jack”) Rafferty has served as our Executive Vice President of Planning and Allocation since 1999 after joining Express as Vice President of Planning and Allocation in 1998. Prior to Express, Mr. Rafferty held a number of planning and allocation leadership roles with Limited Brands. These roles include Vice President of Planning and Allocation for Lerner from 1990 to 1998, Vice President of Lane Bryant from 1988 until 1990 and Director of Planning and Allocation for Sizes Unlimited from 1984 to 1986. Mr. Rafferty started his career in various planning and allocation roles with Korvettes, Casual Corner and Brooks Fashion.

Jeanne L. St. Pierre has served as our Executive Vice President of Stores since March 2004. Before joining Express, she was the Zone Vice President for Bath & Body Works from November 1998 until March 2004, and prior to that, she served as both a Regional Vice President and a District Manager with Ann Taylor. Ms. St. Pierre was also a District Manager and Store Manager for Abercrombie & Fitch, and early in her career she held various management and sales positions with Talbots and Casual Corner, and as an Allocator for Express.

Douglas H. Tilson has served as our Executive Vice President of Real Estate since October 2009. Prior to that, he served as our Senior Vice President of Real Estate from October 2007 to October 2009. Prior to that, he was with Steiner & Associates as Senior Vice President of Leasing from April 2005 until October 2007. Prior to that, Mr. Tilson was Senior Vice President of Real Estate for Tween Brands from July 1999 until April 2005 and served in a number of senior Real Estate positions with Limited Brands from January 1987 until July 1999. Prior to that he was a labor attorney with the Columbus, Ohio-based law firm Porter, Wright, Morris & Arthur LLP from June 1984 until January 1987.

D. Paul Dascoli has served as our Senior Vice President, Chief Financial Officer and Treasurer since September, 2011. Prior to joining Express, Mr. Dascoli served as Vice President and Chief Financial Officer of VF Jeanswear Limited Partnership, a division of VF Corporation, since 2006. Prior to that, Mr. Dascoli held a number of senior level financial, administrative and operations positions with Thomasville Furniture Industries, Inc., a division of Furniture Brands International, including Executive Vice President from 2003 to 2006, Senior Vice President Finance & Administration and Chief Financial Officer from 1998 to 2003, and Vice President and Chief Financial Officer from 1996 to 1998. Prior to that, Mr. Dascoli was Vice President Financial Operations for Revlon Consumer Products Company from 1994 to 1996. Prior to that, he was employed in a number of financial roles with PepsiCo, Inc., including Area Chief Financial Officer for the St. Louis, Missouri and Ontario, Canada bottling operations. Mr. Dascoli started his career with Peat Marwick Mitchell & Co., now KPMG. Mr. Dascoli serves on the board of directors, and is the chair of the Audit Committee, of Stanley Furniture Company, Inc.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the compensation arrangements we have with our Named Executive Officers (“NEOs”) as required under the rules of the SEC. The SEC rules require disclosure for our principal executive officer and our principal financial officer, regardless of compensation level, and our three most highly compensated executive officers who did not serve as the principal executive officer or principal financial officer at any time during our last completed fiscal year. We are including information for six NEOs because two people served as our principal financial officer in 2011. Mr. Moellering was our principal financial officer until September 2011 when he was promoted to Chief Operating Officer and Mr. Dascoli was appointed as our principal financial officer.

Our NEOs are:

Name	Position

Michael A. Weiss	Chairman, President & Chief Executive Officer

Matthew C. Moellering	Executive Vice President & Chief Operating Officer

Fran Horowitz-Bonadies	Executive Vice President—Women’s Merchandising and Design

David G. Kornberg	Executive Vice President—Men’s Merchandising and Design

John J. (“Jack”) Rafferty	Executive Vice President—Planning and Allocation

D. Paul Dascoli	Senior Vice President, Chief Financial Officer & Treasurer

Executive Summary

Core Principles. We operate in a competitive and challenging industry. We believe our executive compensation programs should be designed to (1) attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives and (3) align the interests of the executive officers and our stockholders through short- and long-term incentive compensation programs. Accordingly, the core principles that underlie our executive compensation program include the following:

•

Pay-for-Performance. Our compensation programs are designed to have a meaningful portion of an NEO’s actual pay linked to the Company’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our seasonal cash incentive plan that is tied to key financial metrics of the Company. In addition, a significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with stockholder value.

•

Pay Competitively. We are committed to providing a total compensation program designed to retain our high-caliber performers and attract superior leaders to our company. To achieve this goal, we annually compare our pay practices and overall pay levels with our peer group when establishing our pay guidelines.

•

Pay Equitably. We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Compensation and Governance Committee (the “Committee”) considers the depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

Compensation Approach. The Committee’s approach to our compensation program involves (a) independent decision-making, (b) utilizing peer group data to appropriately target compensation levels, (c) following a consistent, rigorous target setting process, and (d) risk assessment. This approach is a key feature in ensuring that actual compensation and plan design are consistent with our core principles.

2011 Compensation in Review and Other Highlights of our Compensation Program.

In 2011 we received strong stockholder support for our executive compensation program, with over 70% of our stockholders voting in favor of our say-on-pay proposal. Despite this strong support, the Committee recognizes that market practices and stockholder views continue to evolve at a rapid pace. In recognition of this, as well as long-range business plans and executive talent needs, the Committee made several changes to our executive compensation program. Our 2011 financial results and compensation decisions and practices are described below and demonstrate how our executive compensation program reflects best practices, good governance, and reinforces our core principles.

2011 Pay-for-Performance. Express achieved strong financial results in 2011. We increased net sales in 2011 by 9% to $2.1 billion, which reflects an increase in comparable sales of 6%. We also increased reported earnings per diluted share by 7% to $1.58 per diluted share and adjusted earnings per diluted share by 17% to $1.66 per diluted share, which included an increase in operating income of approximately 36% to $270.9 million. See “Appendix A – Information about Non-GAAP Financial Measures.” This strong performance resulted in our NEOs receiving bonuses that were at 179.6% of target payout on an annualized basis. Bonuses were paid at 200% of target for Spring 2011 and at 166% of target for Fall 2011, with payouts weighted more heavily toward the Fall 2011 season (60%) due to the seasonality of the business. We believe that these results are driven primarily by our highly talented group of executives and employees and that our compensation program for the NEOs, based on the core principle of pay for performance, was instrumental in helping Express achieve these strong financial results.

Focus on Pay-for-Performance Compensation. The majority of our NEOs’ total compensation is contingent upon Company financial performance and appreciation in our common stock price.

2012 Equity-Based Incentives Program. For 2012, the Committee has strengthened the link between executive pay and stockholder value creation. Under the new long-term incentive design, beginning in 2012, awards to the CEO and other NEOs will be comprised of a mix of performance-based restricted stock awards and stock options. In the case of the CEO, at least one-half of the target number of equity awards will be performance-based, measured based on earnings per share.

Stock Ownership Guidelines. The Board believes it is important that the executive officers and directors have, and are recognized both internally and externally as having, long-term financial interests that are aligned with those of the Company’s stockholders. Accordingly, the Board adopted stock ownership guidelines for all executive officers effective as of January 14, 2011, and for all directors effective as of September 1, 2011. We believe these requirements, combined with certain elements of our overall compensation program, provide executive officers and directors with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of Express.

No Excise Tax Gross-Up Payments. During Fiscal 2011, the CEO’s employment agreement was amended, without payment of any additional consideration, to provide that the CEO will no longer be entitled to any gross-up payments in the event that any payments or benefits provided to him by the Company are subject to the golden parachute excise tax under Sections 280G and 4999 of the Internal Revenue Code.

No Tax Gross-Ups. All of our NEO tax gross-up benefits were eliminated for 2011, without payment of any additional consideration to the NEOs.

Clawback Policy. Our compensation program is designed to drive financial performance and create stockholder value without encouraging inappropriate or excessive risk-taking. Consistent with this philosophy, in 2011 the Committee adopted a recoupment policy whereby our NEOs and other key executives are subject to adjustment and recovery of incentive awards in the event of certain financial restatements or fraudulent activities. See “Variable Compensation Clawback Policy.”

Derivatives and Hedging Policy. The Company prohibits associates, including the NEOs and directors, from engaging in hedging transactions with respect to any securities of the Company held by them.

Compensation Consultant. During Fiscal 2011, the Committee selected Hay Group to serve as its independent compensation consultant to provide research and advice on executive and Board compensation matters.

NEOs Continue to Have No Change in Control Benefits and No Excessive Post-Employment Benefits. Our NEOs are not entitled to enhanced benefits or additional compensation upon a change in control, and our equity plan and awards currently do not have automatic vesting provisions upon a change in control. In addition, Express does not sponsor any qualified or nonqualified defined benefit plans.

Updated Compensation Peer Group. In 2011 the Committee, in consultation with Hay Group, updated our compensation peer group in order to ensure that the Committee has an understanding of the pay practices and performance of the companies with which we compete for executive talent.

Amendments to 2010 Incentive Compensation Plan. In 2012, the Board amended the 2010 Plan to:

•	Remove the “evergreen” provision which allowed for annual increases in the number of shares available under the 2010 Plan without the consent of stockholders;

•	Reduce the aggregate number of shares available for issuance under the 2010 Plan;

•	Expressly prohibit the “repricing” of stock options granted under the 2010 Plan without the consent of stockholders;

•	Remove the provision that allows for the cashing-out of stock options upon exercise in lieu of receiving shares of common stock at the discretion of the Committee; and

•	Remove the provision that allows for reloads of stock options to the extent stock options are used to pay the exercise price or taxes with respect to stock option exercises.

See pages 55 through 59 for a summary of the material terms of the 2010 Plan. See “Appendix B –Amended and Restated Express, Inc. 2010 Incentive Compensation Plan” for the full text of the 2010 Plan.

Executive Compensation Decision Making Process

The Role of Shareholder Say-on-Pay Votes. The Company provides its stockholders with the opportunity to vote, on an advisory basis, for a resolution to approve the compensation of our NEOs as disclosed in our proxy statement (a “say-on-pay proposal”). At the Company’s 2011 Annual Meeting, a substantial majority of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs. Such votes are expected to occur at least once every three years, which was the determination supported by a majority of the votes cast by our stockholders at our 2011 annual meeting.

The Role of the Compensation Consultant. The Committee has selected and directly retains the services of Hay Group, an independent executive compensation consulting firm. The only services Hay Group provides to the Company are at the direction of the Committee. The Committee periodically seeks input from Hay Group on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Hay Group also provides general observations and advice on the Company’s compensation programs, but it does not determine or decide the amount or form of compensation for the NEOs.

Determining Compensation for the Chief Executive Officer. The Committee works directly with Hay Group to obtain independent market data, analysis and advice related to the CEO’s total compensation package. The Committee, together with Hay Group, present a recommended pay package for the CEO to the independent directors of the Board for further review, discussion, and approval. Mr. Weiss does not participate in any deliberations or decisions with regard to his own compensation. In 2011, the Committee took several key factors into consideration including: our CEO’s compensation, the company’s performance, the CEO’s individual performance, our peer group’s pay levels for their CEOs, competitor and industry performance, our compensation objectives and philosophy, and our business plans.

Mr. Weiss is a founder-like CEO and widely regarded as the visionary for Express. Mr. Weiss joined us when we were just an eight store experimental division of Limited Brands in 1981. His remarkable experience, talents, and track record make him a true industry leader and have played an important part of our success. Since his return to the Company in 2007 following a brief retirement, we have:

•	Built a predictable and sustainably profitable business within the specialty apparel market.

•	Built a business in which increasing profitability and consistent growth are rooted in strategic initiatives and process.

•	Built a business that recognizes and focuses on the necessity of the impeccable execution which is required to monetize strategy.

•	Built a business where process minimizes the randomness generally associated with fashion retail.

Based on this review and these considerations, the Committee recommended that Mr. Weiss’ pay level should provide him with an opportunity to earn at approximately the 75th percentile for CEOs within our peer group. The Committee believes the most significant portion of this earnings opportunity should reside in the performance-based components of our CEO’s compensation.

Determining Compensation for the Other NEOs. At the Committee’s request, each year our Executive Vice President of Human Resources provides the Committee with compensation data compiled from independent third-party executive compensation surveys, as well as other publicly available data from our peer group companies for executive compensation analysis purposes. The Committee reviews the compensation programs of these companies, including salary, bonus, short-term incentives and long-

term incentives. In addition and also at the Committee’s request, the CEO provides input for the Committee regarding the performance and appropriate compensation of the other NEOs. The Committee gives considerable weight to the CEO’s evaluation of the other NEOs because of his direct knowledge of each executive officer’s performance and contributions. The Committee determines a compensation package for our other NEOs that is consistent with our compensation philosophy.

The Role of Peer Companies and Benchmarking. In determining the peer group, the Committee selects publicly traded companies that, in its view, are representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient market data across the range of senior positions at Express. Our peer group companies were chosen based on such factors as business focus, competition for executive talent, geographic proximity of corporate locations, and size of business. The Committee intends to evaluate whether companies should be added to or removed from our peer group companies on an annual basis.

With the assistance of Hay Group, in 2011 the Committee updated a group of peer companies to use for compensation comparison purposes. These changes included removing the Gap and replacing it with two other companies, DSW and Ascena Retail Group, which have corporate offices in the Columbus, Ohio area and have market capitalizations closer to the median of our peer group. Our updated peer group is comprised of the following 17 branded consumer retail companies:

Abercrombie & Fitch	Chico’s FAS	Liz Claiborne
Aeropostale	Children’s Place Retail Stores	New York & Company
American Eagle Outfitters	Coach	Polo Ralph Lauren
Ann Taylor Stores	DSW	Talbots
Ascena Retail Group	Guess?	Urban Outfitters
Charming Shoppes	Limited Brands

The Committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with the Company’s performance. The Committee does not strictly set compensation at a given level relative to its peers (e.g., median). The pay positioning of individual executives varies based on their competencies, skills, experience and performance, as well as internal alignment and pay relationships. Actual total compensation earned may be more or less than target based on company and individual performance results during the performance period.

Pay-for-Performance Philosophy

A meaningful portion of the compensation of the NEOs consists of equity-based compensation and cash incentive compensation contingent upon the achievement of financial performance metrics. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with the company’s financial performance. Equity compensation derives its value from our equity value, which is likely to fluctuate based on our financial performance. Payment of cash incentives is dependent on our achievement of pre-determined financial objectives.

Individuals in leadership roles are compensated based on a combination of total company and individual performance factors. Total company performance is evaluated primarily based on the degree to which pre-established financial objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	attaining specific financial objectives;

•	building and developing individual skills and a strong leadership team; and

•	developing an effective infrastructure to support business growth and profitability.

A significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with stockholder value.

The charts below show the balance of the elements that comprised the total compensation for our NEOs in 2011 and correlate to the Summary Compensation Table. These charts illustrate the significance of the variable/performance-based portions of our NEO compensation programs relative to total compensation and the alignment with performance and stockholder interests. For 2011, 88% of Mr. Weiss’ total compensation was variable/performance-based.

Fiscal 2011 Total Compensation

Beginning in 2012, our short-term cash-incentive plan has a performance target based on operating income and the restricted stock awards granted to our executives have performance targets based on adjusted earnings per share. The varied performance measures are designed to discourage participants from focusing on the achievement of one performance measure at the expense of another.

Executive Retention Strategy

Consistent with our compensation philosophy described above, the Committee believes it is important that our compensation programs are designed to retain key executive talent. In 2011, in light of the Company’s recent initial public offering (“IPO”) and continued strong financial performance, the Committee reviewed our NEO compensation levels and determined that certain changes were appropriate in order to retain certain key executive talent. When considering whether the executives had the appropriate retention incentives, one factor the Committee considered is that the executives at our peer group companies typically receive equity grants on an annual basis and that the compounding effect of these grants after several years results in a significant unvested equity value and a strong retention incentive. As a relatively new public Company, the Committee felt that Express was in a unique situation relative to its peers in that its executives did not yet have the benefit of this compounding effect that comes only with time through the granting of equity awards over several years. In consideration of this dynamic, the Committee felt it was important to bridge the gap for certain NEOs and create a strong retention incentive.

As a result, the following special adjustments were made to compensation arrangements in 2011:

•

Ms. Horowitz-Bonadies’ base salary was increased from $550,000 to $650,000 in June 2011, her performance-based cash incentive opportunity was increased from 60% to 70% of her base salary effective for the Fall 2011 season, and she was paid a special cash bonus equal to $100,000. In addition, Ms. Horowitz-Bonadies was granted 23,798 restricted stock units on June 23, 2011, of which 50% will vest on June 23, 2013 and 50% will vest on June 23, 2015.

•

Mr. Kornberg’s base salary was increased from $525,000 to $550,000 in June 2011, his performance-based cash incentive opportunity was increased from 60% to 70% of his base salary effective for the Fall 2011 season, and he was paid a special cash bonus equal to $100,000. In addition, Mr. Kornberg was granted 26,191 restricted shares on September 1, 2011, of which 50% will vest on September 1, 2013 and 50% will vest on September 1, 2015.

•

Mr. Rafferty’s base salary was increased from $480,000 to $525,000 in June 2011, his performance-based cash incentive opportunity was increased from 60% to 65% of his base salary effective for the Fall 2011 season, and he was paid a special cash bonus equal to $50,000. In addition, Mr. Rafferty was granted 26,191 restricted shares on September 1, 2011, of which 50% will vest on September 1, 2013 and 50% will vest on September 1, 2015.

•	Mr. Moellering was granted 26,191 restricted shares on September 1, 2011, of which 50% will vest on September 1, 2013 and 50% will vest on September 1, 2015.

In addition to the retention value of these grants, the Committee feels these equity awards further align pay with performance by putting a more significant portion of our NEO’s compensation at-risk and by linking the most significant amount of their compensation opportunity to stockholder value and stock price.

Elements of Compensation

As discussed throughout this CD&A, the compensation policies applicable to our NEOs are reflective of our pay-for-performance philosophy, whereby a significant portion of both cash and equity-based compensation is contingent upon achievement of measurable financial objectives and enhanced equity value, as opposed to current cash compensation and perquisites not directly linked to objective financial performance. This compensation mix is intended to drive executive officers to enhance stockholder value over the long term.

The elements of our compensation program are:

•	base salary;

•	performance-based cash incentives;

•	equity-based incentives; and

•	certain additional executive benefits and perquisites.

Base salary, performance-based cash incentives and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, are intended to substantially satisfy our program’s overall objectives. The Committee strives to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, it does not apply any rigid allocation formula in setting our executive compensation, and the Committee may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

In addition to short- and long-term compensation, we have found it important to provide our executive officers with competitive post-employment compensation. Post-employment compensation consists of two main types – qualified and nonqualified defined contribution retirement plan benefits and termination benefits. We believe that retirement plan benefits and termination benefits are important components in a well-structured executive officer compensation package, and have sought to ensure that the combined package is competitive at the time the package is negotiated with the executive officer.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. NEO base salaries reflect the Company’s core principles, culture and business direction, with each salary determined by an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, impact on development and achievement of business strategy, labor market compensation data, individual performance relative to job requirements, the Company’s ability to attract and retain critical executive officers and salaries paid for comparable positions within an identified compensation peer group.

The annual base salaries in effect for each of our NEOs as of January 28, 2012 are shown below:

Name	Annual Salary
Michael A. Weiss	$1,500,000
Matthew C. Moellering	$650,000
Fran Horowitz-Bonadies	$650,000
David G. Kornberg	$550,000
John J. (“Jack”) Rafferty	$525,000
D. Paul Dascoli	$450,000

Consistent with the executive compensation decision making process described above, in March 2012, the Committee approved annual salary increases for the following NEOs effective April 1, 2012: Mr. Moellering’s annual base salary increased from $650,000 to $700,000; Ms. Horowitz-Bonadies’ annual base salary increased from $650,000 to $675,000; Mr. Kornberg’s annual base salary increased from $550,000 to $600,000; Mr. Rafferty’s annual base salary increased from $525,000 to $545,000; and Mr. Dascoli’s annual base salary increased from $450,000 to $465,000. This effective date is consistent with the annual performance review process and merit-based pay increases provided to other executives and employees at our corporate offices.

Mr. Weiss’ base salary will remain at $1.5 million for 2012.

Performance-Based Cash Incentives

We pay performance-based cash incentives in order to align the compensation of our NEOs with our short-term operational and performance goals and to provide near-term rewards for our NEOs to meet these goals. Our short-term, performance-based cash incentive plan provides our NEOs with incentive payment opportunities for each six-month operating season. These incentive payment opportunities are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results are certified by the Committee. Using short-term incentives tied to the traditional retail selling seasons of Spring (February through July) and Fall (August through January) allows us to establish appropriately aggressive performance expectations that align business performance expectations with the prevailing market and economic conditions.

The pre-established objective financial incentive target goal under this plan for 2011 was based on EBITDA (earnings before interest, taxes, depreciation and amortization) as adjusted for certain non-core operating costs such as transaction fees and other non-cash items (“Adjusted EBITDA”). Adjusted EBITDA is a non-GAAP measure specific to this plan and may not be comparable to other similarly titled measures of other companies. Historically, we have used Adjusted EBITDA because as a private company it was directly linked to our long-term growth plan and was a key metric used by management and the board to assess our operating performance. In December 2011, the Committee determined that, beginning with the Spring 2012 season, the financial metric under this plan will change from Adjusted EBITDA to operating income because the Company’s long-term growth plan is now linked to operating income and management is increasingly focused on operating income as a measure of performance as opposed to Adjusted EBITDA. The Committee sets the performance goals at the beginning of each six-month season based on an analysis of (1) historical performance; (2) income, expense and margin expectations; (3) financial results of other comparable businesses; (4) economic conditions and (5) progress toward achieving our strategic plan.

The target cash incentive compensation opportunity for each eligible executive is set at a percentage of base salary. For fiscal 2011, the amount of performance-based cash incentive opportunity for participating executives ranged from zero to double their incentive target (see table below), based upon the extent to which the pre-established performance goals were achieved or exceeded. The threshold, target and maximum short-term performance-based cash incentive payout opportunities of our NEOs for fiscal 2011 are set forth in the “Grants of Plan-Based Awards” table below.

The following tables show each NEO’s performance-based cash incentive targets and actual payout as a percentage of base salary and Adjusted EBITDA goals used to determine the incentive payment for fiscal year 2011.

	Spring 2011
	Percentage of Base Salary (February 2011 thru July 2011)
Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Michael A. Weiss	12.0%	60.0%	120.0%	120.0%
Matthew C. Moellering	6.0%	30.0%	60.0%	60.0%
Fran Horowitz-Bonadies	4.8%	24.0%	48.0%	48.0%
David G. Kornberg	4.8%	24.0%	48.0%	48.0%
John J. (“Jack”) Rafferty	4.8%	24.0%	48.0%	48.0%
D. Paul Dascoli	—	—	—	—
Performance Goal	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved
Adjusted EBITDA (in millions)(1)	$122.0	$135.0	$145.0	$147.0

	Fall 2011
	Percentage of Base Salary (August 2011 thru January 2012)
Name	Threshold Payout	Target Payout	Maximum Payout	Actual Payout
Michael A. Weiss	18.0%	90.0%	180.0%	149.0%
Matthew C. Moellering	9.6%	48.0%	96.0%	80.0%
Fran Horowitz-Bonadies	8.4%	42.0%	84.0%	70.0%
David G. Kornberg	8.4%	42.0%	84.0%	70.0%
John J. (“Jack”) Rafferty	7.8%	39.0%	78.0%	65.0%
D. Paul Dascoli	6.0%	30.0%	60.0%	50.0%
Performance Goal	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved
Adjusted EBITDA (in millions)(1)	$187.0	$210.0	$220.0	$216.6

(1)	This is a non-GAAP measure specific to our incentive plan and is defined above.

The following table shows each NEO’s performance-based cash incentive targets as a percentage of base salary for 2012. We do not believe that disclosure of our 2012 goals is relevant to an understanding of compensation for 2011. In addition, because the components of operating income for 2012 contain highly sensitive data, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2012 goals are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

	Spring 2012			Fall 2012
	Percentage of Base Salary (February 2012 through July 2012)			Percentage of Base Salary (August 2012 through January 2013)

Name	Threshold Payout	Target Payout	Maximum Payout	Threshold Payout	Target Payout	Maximum Payout

Michael A. Weiss	12.4%	62.0%	124.0%	18.6%	93.0%	186.0%

Matthew C. Moellering	6.8%	34.0%	68.0%	10.2%	51.0%	102.0%

Fran Horowitz-Bonadies	5.6%	28.0%	56.0%	8.4%	42.0%	84.0%

David G. Kornberg	5.6%	28.0%	56.0%	8.4%	42.0%	84.0%

John J. (“Jack”) Rafferty	5.2%	26.0%	52.0%	7.8%	39.0%	78.0%

D. Paul Dascoli	4.0%	20.0%	40.0%	6.0%	30.0%	60.0%

Equity Incentives

Our long-term equity incentive awards are generally intended to accomplish the following main objectives: create a direct correlation between our financial and equity value performance and compensation paid to the NEOs, long-term retention of the NEOs, assist in building equity ownership of the NEOs to increase alignment with long-term stockholder interests, attract and motivate key employees, reward participants for performance in relation to the creation of stockholder value and deliver competitive levels of compensation consistent with our compensation philosophy. Stock-based awards for our NEOs are determined on a position-by-position basis using survey data for corresponding positions in our peer group. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. The exercise price for stock options is set at the most recent closing trading price prior to the grant date, options vest over multiple years, and options are exercisable for ten years after grant, which further drives stockholder alignment by encouraging a focus on long-term growth and stock performance.

Executives are generally granted equity-based awards as part of our annual merit review process consistent with the executive compensation decision making process described above. During this process the Committee determines the appropriate overall value and mixture of each equity-based grant for the NEOs. We believe this mixture provides an appropriate balance between the goals of increasing the price of the Company’s common stock and avoiding risks that could threaten the Company’s growth and stability.

In March 2012, the Committee and Board determined that NEOs would receive a different mixture of equity-based awards for fiscal 2012. Specifically, the grant date value mixture shifted to approximately one-third stock options and two-thirds restricted stock awards with performance vesting criteria. We believe that introducing equity awards with performance vesting criteria is a good governance practice and will further strengthen the alignment between executive compensation and stockholder interests.

Additional Executive Benefits and Perquisites

We provide our executive officers with executive benefits and perquisites that the Committee believes are reasonable and in the best interests of the company and its stockholders. Consistent with our compensation philosophy, we provide benefits for our executive officers, including retirement plans, executive medical benefits, life insurance benefits, housing relocation benefits, paid vacation and other perquisites described below. The Committee, in its discretion, may revise, amend or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to change the levels of benefits provided thereunder.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the business at this time. We sponsor a tax-qualified defined contribution retirement plan and a nonqualified defined contribution retirement plan. Participation in the qualified plan is available to employees who meet certain age and service requirements. Participation in the nonqualified plan is made available to employees who meet certain age, service and job level requirements. Our executive officers participate in these plans based on these requirements.

Qualified Retirement Plan. The qualified plan is available to all eligible employees, including executive officers, and allows them to elect to make contributions up to the maximum limits allowable under the Code. We match employees’ contributions according to a predetermined formula and contribute additional discretionary contribution amounts based on a percentage of the employees’ eligible annual compensation and years of service. Employees’ contributions and company matching contributions vest immediately. Additional company contributions and the related investment earnings are subject to vesting based on years of service.

Nonqualified Deferred Compensation Plan. The nonqualified deferred compensation plan is available to all director-level employees and above and certain employees who were participants in a prior supplemental retirement plan sponsored by us, and is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The plan permits participating employees to elect contributions up to a maximum percentage of eligible compensation. We match employees’ contributions according to a predetermined formula and credit additional amounts equal to a percentage of the employees’ eligible compensation beyond the compensation taken into account under the Code limits for qualified defined contribution plans based on years of service. The plan also permits employees to defer additional compensation up to a maximum amount which we do not match. Employees’ accounts are credited with interest using a rate determined annually based on factors or indices, including the borrowing rates available to the Company. The interest rate for the 2011 plan year was 7.4%. Employees’ contributions and the related interest vest immediately. Our contributions and credits and the related interest are subject to vesting based on years of service. Employees generally may elect in-service distributions for the unmatched deferred compensation component only. The remaining vested portion of employees’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to ten years as elected by the participant.

Health and Welfare Benefits

Executive Medical. In addition to the group health plans eligible to all full-time employees, the Executive Medical Program provides benefits to reimburse executives for certain out-of-pocket healthcare-related expenses. This program reimburses 100% of eligible expenses up to a total of $10,000 per family per calendar year. All executive officers are eligible for the Executive Medical Program.

Executive Life Insurance. We provide all executive officers with executive life insurance that offers a benefit equal to two times their annual base salary up to a maximum of two million dollars.

Executive Disability Insurance. We also provide all executive officers with disability coverage that provides a benefit of 100% base salary continuation for up to 365 days and then 60% of the executive’s base salary plus the annual average of the last three years of incentive cash compensation, up to a maximum benefit of $25,000 per month.

Perquisites

Personal Use of Airplane. Pursuant to his employment agreement and for security and personal safety reasons, Mr. Weiss is eligible to use a private aircraft for business travel and for a maximum of 100 hours per year of personal travel. Use of the corporate aircraft for business and personal reasons also allows Mr. Weiss to be more productive and efficient when he is required to travel.

Housing Allowance. We provide Mr. Weiss with a reimbursement allowance for the business use of his private residence in the New York metropolitan area, which he uses when required to be at our New York design studio or otherwise required by us to be in the New York City area.

Mr. Weiss is taxed, but not paid a tax gross-up, on his personal use of the airplane and his housing allowance.

Variable Compensation Clawback Policy

The Committee has approved a policy concerning the recovery of incentive compensation. This policy applies to any performance-based awards to our NEOs as well as other key executives, beginning September 1, 2011.

Under the policy, in the event of a material restatement of Express’ financial results, the Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount of a cash incentive award paid or to be paid, or the shares vesting of a performance-based long-term incentive award would have been less had the financial statements been correct, the Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010.

Stock Ownership Guidelines

The Committee maintains stock ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives to accumulate and maintain a specific level of ownership, our compensation program ensures that pay remains performance based not only with regard to outstanding awards but also with regard to realized gains. Our current stock ownership guidelines are as follows:

Chief Executive Officer	Lesser of 5x annual base salary or 200,000 shares
Other Executive Officers	Lesser of 2x annual base salary or 40,000 shares

To avoid fluctuating ownership requirements, except upon a promotion, once our executives have achieved the ownership guidelines, they will be considered to have satisfied the requirements as long as the shares used to meet the underlying requirements are retained. The Committee annually reviews each executive officer’s progress on achieving the applicable level of ownership. During the Committee’s most recent review of ownership levels, it was determined that each NEO currently meets or is on track to meet the applicable ownership guideline.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Code Section 162(m) (“162(m)”). 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under 162(m). However, under a 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to 162(m) until the earliest of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than stock options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

Our compensation program is intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Compensation and Governance Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended January 28, 2012 and this proxy statement.

Compensation and Governance Committee

Mylle H. Mangum

Theo Killion*

Peter Swinburn*

* Mr. Swinburn was appointed to the Board and Committee in February 2012 and therefore did not participate in Committee activities that occurred in 2011. Mr. Killion was appointed to the Board and the Committee in April 2012 and therefore did not participate in Committee activities that occurred prior to his appointment, including the Committee’s review and discussion of the Compensation Discussion and Analysis and recommendation to the Board of its inclusion in the Company’s 2011 Annual Report on Form 10-K and this proxy statement.

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

The Summary Compensation Table and the 2010 Grants of Plan-Based Awards should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our executive compensation program. In addition, we have provided a supplemental table below showing elements of our CEO’s 2011 compensation that the Committee reviewed in making compensation decisions. This supplemental table includes a comparison of actual compensation realized in 2011 to actual compensation realized in 2010.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during the years ended January 28, 2012, January 29, 2011, and January 30, 2010, referred to as 2011, 2010 and 2009, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Michael A. Weiss Chairman, President & CEO	2011	1,413,461	—	5,275,350	5,229,150	4,041,000	2,238	485,235	16,446,434
	2010	1,000,000	—	110,004	2,305,800	2,000,000	—	566,899	5,982,703
	2009	750,000	209,768	—	—	2,250,000	—	510,317	3,720,085

Matthew C. Moellering Executive Vice President & Chief Operating Officer Former Executive Vice President, Chief Administrative Officer, CFO, Treasurer & Secretary	2011	624,038	—	981,246	493,545	907,920	12,564	191,217	3,210,530
	2010	500,000	50,000	26,396	553,392	600,000	7,119	120,122	1,857,029
	2009	432,692	25,295	138,000(4)	—	520,000	4,809	68,678	1,189,474

Fran Horowitz-Bonadies Executive Vice President—Women’s Merchandising & Design	2011	604,423	100,000	740,626	246,773	717,180	17,298	189,885	2,616,185
	2010	516,539	—	21,993	461,160	572,000	11,228	128,410	1,711,330
	2009	500,000	21,715	—	—	550,000	8,619	80,317	1,160,651

David G. Kornberg Executive Vice President—Men’s Merchandising & Design	2011	531,250	100,000	740,616	246,773	635,460	17,167	167,623	2,438,889
	2010	466,346	—	21,993	461,160	522,500	11,679	110,066	1,593,744

John J. (“Jack”) Rafferty Executive Vice President—Planning & Allocation	2011	502,500	50,000	740,616	246,773	570,285	85,326	176,782	2,372,282
	2010	450,673	—	21,993	461,160	546,000	71,022	123,673	1,674,521
	2009	430,000	36,270	—	—	516,000	69,812	82,888	1,134,970

D. Paul Dascoli Senior Vice President, Chief Financial Officer & Treasurer	2011	155,769	353,314	446,600	298,330	224,100	2,258	18,737	1,499,108

(1)	For 2009, includes special discretionary bonuses paid to reimburse our NEOs for the interest payable on promissory notes, which were issued by management in connection with their purchase of equity in us prior to our IPO. The notes provided for annual cash interest payments of 4.39% and were repaid in full effective February 9, 2010. Also includes for each NEO, except Mr. Weiss, a special bonus equivalent to what their 2008 annual company contribution under the qualified retirement plan would have been had we made it in 2008. For Mr. Weiss, also includes payment to reimburse him for his expenses related to employer Medicare and Social Security taxes. For 2010, includes a special bonus paid to Mr. Moellering for his contributions in connection with our IPO. For 2011, includes special bonuses paid to Ms. Horowitz-Bonadies, Mr. Kornberg, and Mr. Rafferty in connection with the July 2011 executive compensation changes. See “—Compensation Discussion and Analysis—Executive Retention Strategy” for more details. For Mr. Dascoli, includes a $100,000 signing bonus and a $250,000 one-time payment primarily in consideration of certain equity compensation forfeited in connection with his departure from his previous employer, and a special bonus of $3,314 to cover certain costs related to his employment transition.
(2)	Reflects the aggregate grant date fair value of awards granted in the applicable year. These values have been determined based on the assumptions and methodologies set forth in Note 10 of our financial statements included in our Annual Report on Form 10-K for the year ended January 28, 2012.
(3)	Represents amounts paid under our performance-based cash incentive plan. See “—Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Cash Incentives” for more details.
(4)	We do not sponsor any tax-qualified or nonqualified defined benefit retirement plans. For 2011, the amounts shown represent the amount by which earnings of 7.4% on each NEO’s nonqualified deferred compensation account balance exceeded 120% of the applicable federal long-term rate.
(5)	The following table details All Other Compensation paid to each NEO during fiscal year 2011:

							Qualified Retirement Plan(f)		Nonqualified Supplemental Retirement Plan(g)

Name	Executive Health Benefits ($)(a)	Executive Life and Disability Insurance ($)(b)	Personal Aircraft Usage ($)(c)	Housing Allowance ($)(d)	Reloca- tion Benefits ($)(e)	Tax Payment ($) (e)	401(k) Company Match ($)	Annual Company Contribution ($)	Company Match ($)	Annual Company Contribution ($)

Michael A. Weiss	11,555	1,824	335,320	24,500	—	—	—	15,328	—	96,708

Matthew C. Moellering	14,904	1,500	—	—	—	—	10,262	15,328	66,877	82,346

Fran Horowitz-Bonadies	14,904	1,500	—	—	—	—	10,200	15,328	63,328	84,625

David G. Kornberg	14,904	1,500	—	—	—	—	10,030	15,328	56,672	69,189

John J. (“Jack”) Rafferty	14,904	1,500	—	—	—	—	10,015	15,328	51,526	83,509

D. Paul Dascoli	2,440	226	—	—	8,809	7,262	—	—	—	—

(a)	The following items are included in “Executive Health Benefits”: average Company cost per employee for the Employee Medical Plan and Employee Dental Plan; and actual premiums paid by the Company for the Executive Medical Program.
(b)	Amounts represent the annual premiums paid by the Company for executive life insurance and executive disability insurance.
(c)	This represents the expense for use of purchased aircraft time for personal private aircraft usage for Mr. Weiss. Mr. Weiss’ use of a private aircraft for personal travel is limited to a maximum of 100 hours per year. Mr. Weiss is responsible for paying the taxes associated with this benefit.
(d)	Amount includes payments to Mr. Weiss for lodging in his personal apartment in lieu of a hotel stay while on business in New York. Mr. Weiss is responsible for paying the taxes associated with this benefit.
(e)	Represents amounts to reimburse Mr. Dascoli for relocation expenses and related tax gross-up paid under our relocation benefit program, which is generally available to employees for relocations requested and initiated by the Company. All of our special NEO tax gross-up benefits were eliminated for Fiscal 2011 without payment of any additional consideration to the NEOs.
(f)	See “—Compensation Discussion and Analysis—Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Qualified Retirement Plan.”
(g)	See “—Compensation Discussion and Analysis—Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Nonqualified Deferred Compensation Plan.”

CEO Comparison of Actual Compensation Realized

The supplemental table provided below shows elements of our CEO’s 2011 compensation that the Committee reviewed in making compensation decisions. This supplemental table includes a comparison of actual compensation realized in 2011 compared to actual compensation realized in 2010. In 2011, the Committee approved an increase in Mr. Weiss’ base salary and target payout under the Company’s performance-based cash incentive plan in order to bring his compensation in line with the 75th percentile of other CEOs within our peer group at the time of the change.

Year	Salary	Non-Equity Incentive Plan Compensation	Restricted Stock Unit Vesting	Stock Option Exercises	Total Actual Compensation Realized
2011	$1,500,000	$4,041,000	$34,062	—	$5,575,062
2010	$1,000,000	$2,000,000	—	—	$3,000,000

Grants of Plan-Based Awards

During fiscal year 2011, each of our NEOs participated in our performance-based cash incentive plan in which each officer was eligible for awards set forth under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” below. The actual payout for the NEOs is set forth above under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a detailed discussion of our performance-based cash incentive plan, refer to “—Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Cash Incentives.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael A. Weiss	— 02/18/2011(1) 02/18/2011(1)	450,000 — —	2,250,000 — —	4,500,000 — —	— — —	— — —	— — —	— 285,000 —	— — 532,500	— — 18.51	— 5,275,350 5,229,150

Matthew C. Moellering	— 02/18/2011(2) 02/18/2011(2) 09/01/2011(3)	101,400 — — —	507,000 — — —	1,014,000 — — —	— — — —	— — — —	— — — —	— 26,000 — 26,191	— — 50,000 —	— — 18.51 —	— 481,260 493,545 499,986

Fran Horowitz- Bonadies	— 02/18/2011(2) 02/18/2011(2) 06/23/2011(4)	81,000 — — —	405,000 — — —	810,000 — — —	— — — —	— — — —	— — — —	— 13,000 — 23,798	— — 25,000 —	— — 18.51 —	— 240,630 246,773 499,996

David G. Kornberg	— 02/18/2011(2) 02/18/2011(2) 09/01/2011(3)	71,400 — — —	357,000 — — —	714,000 — — —	— — — —	— — — —	— — — —	— 13,000 — 26,191	— — 25,000 —	— — 18.51 —	— 240,630 246,773 499,986

John J. (“Jack”) Rafferty	— 02/18/2011(2) 02/18/2011(2) 09/01/2011(3)	63,990 — — —	319,950 — — —	639,900 — — —	— — — —	— — — —	— — — —	— 13,000 — 26,191	— — 25,000 —	— — 18.51 —	— 240,630 246,773 499,986

D. Paul Dascoli	— 10/17/2011(2) 10/17/2011(5) 10/17/2011(2)	27,000 — — —	135,000 — — —	270,000 — — —	— — — —	— — — —	— — — —	— 10,000 10,000 —	— — — 25,000	— — — 22.33	— 223,300 223,300 298,330

(1)	Includes restricted stock units or stock options, as applicable, granted under the 2010 Plan. One third of these grants vest in equal installments on the first, second, and third anniversaries of the grant date.
(2)	Includes restricted stock units or stock options, as applicable, granted under the 2010 Plan. One fourth of these grants vest in equal installments on the first, second, third, and fourth anniversaries of the grant date.
(3)	Includes restricted stock granted under the 2010 Plan. Half of these grants vest in equal installments on the second and fourth anniversaries of the grant date.
(4)	Includes restricted stock units granted under the 2010 Plan. Half of these grants vest in equal installments on the second and fourth anniversaries of the grant date.
(5)	Includes restricted stock units granted under the 2010 Plan which vest on the second anniversary of the grant date.
(6)	Reflects the aggregate grant date fair value of stock awards and option awards, as applicable. These values have been determined based on the assumptions and methodologies set forth in Note 10 of our financial statements included in our Annual Report on Form 10-K for the year ended January 28, 2012.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of January 28, 2012.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)

Michael A. Weiss	— — 62,500 (2) —	532,500 (1) — 187,500 (2) —	— — — —	18.51 — 17.00 —	02/18/2021 — 05/12/2020 —	— 285,000 (1) — 4,480 (2)	— 6,232,950 — 97,978

Matthew C. Moellering	— — — 15,000 (2) —	50,000 (3) — — 45,000 (2) —	— — — — —	18.51 — — 17.00 —	02/18/2021 — — 05/12/2020 —	— 26,000 (3) 26,191 (4) — 1,076 (2)	— 568,620 572,797 — 23,532

Fran Horowitz-Bonadies	— — — 12,500 (2) —	25,000 (3) — — 37,500 (2) —	— — — — —	18.51 — — 17.00 —	02/18/2021 — — 05/12/2020 —	— 13,000 (3) 23,798 (5) — 896 (2)	— 284,310 520,462 — 19,596

David G. Kornberg	— — — 12,500 (2) —	25,000 (3) — — 37,500 (2) —	— — — — —	18.51 — — 17.00 —	02/18/2021 — — 05/12/2020 —	— 13,000 (3) 26,191 (4) — 896 (2)	— 284,310 572,797 — 19,596

John J. (“Jack”) Rafferty	— — — 12,500 (2) —	25,000 (3) — — 37,500 (2) —	— — — — —	18.51 — — 17.00 —	02/18/2021 — — 05/12/2020 —	— 13,000 (3) 26,191 (4) — 896 (2)	— 284,310 572,797 — 19,596

D. Paul Dascoli	— — —	25,000 (3) — —	— — —	22.33 — —	10/17/2021 — —	— 10,000 (3) 10,000 (6)	— 218,700 218,700

(1)	Includes stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. One third of these grants vest in equal installments on the first, second, and third anniversaries of the grant date.
(2)	Includes stock options granted in 2010 under the 2010 Plan or restricted stock units granted to option holders on December 23, 2010 under the 2010 Plan to equitably compensate option holders for the diminution in value of their stock options as a result of the Company’s special dividend paid in December 2010. One quarter of these grants vested on May 12, 2011 and one quarter vest on that date in 2012, 2013 and 2014.
(3)	Includes stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. One quarter of these grants vest in equal installments on the first, second, third, and fourth anniversaries of the grant date.
(4)	Includes restricted stock granted in 2011 under the 2010 Plan. Half of these grants vest in equal installments on the second and fourth anniversaries of the grant date.
(5)	Includes restricted stock units granted in 2011 under the 2010 Plan. Half of these grants vest in equal installments on the second and fourth anniversaries of the grant date.
(6)	Includes restricted stock units granted in 2011 under the 2010 Plan which vest on the second anniversary of the grant date.
(7)	Based on the January 27, 2012 closing stock price of $21.87 per share.

Option Exercises and Stock Vested

The following table provides information relating to the stock awards that vested during fiscal year 2011. There were no option awards exercised during 2011.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Michael A. Weiss	—	—	1,492	34,062

Matthew C. Moellering	—	—	357	8,150

Fran Horowitz-Bonadies	—	—	298	6,803

David G. Kornberg	—	—	298	6,803

John J. (“Jack”) Rafferty	—	—	298	6,803

D. Paul Dascoli	—	—	—	—

(1)	Includes restricted stock units granted to stock option holders on December 23, 2010 under the 2010 Plan to equitably compensate option holders for the diminution in value of their stock options as a result of the Company’s special dividend paid in December 2010. One quarter of these grants vested on May 12, 2011 and one quarter vest on that date in 2012, 2013 and 2014.
(2)	Based on the May 12, 2011 closing stock price of $22.83 per share.

Pension Benefits

We do not sponsor any qualified or nonqualified defined benefit plans. The Board or Committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in the Company’s best interest.

Deferred Compensation

We provide a nonqualified deferred compensation plan for our executive officers. See “—Compensation Discussion and Analysis—Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Nonqualified Deferred Compensation Plan.” The following table provides the figures related to our Nonqualified Deferred Compensation Plan for fiscal year 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year ($)

Michael A. Weiss	—	96,708	6,144	—	102,852

Matthew C. Moellering	33,438	149,223	34,332	—	547,021

Fran Horowitz-Bonadies	31,664	147,953	47,270	—	726,514

David G. Kornberg	28,336	125,861	46,910	—	714,384

John J. (“Jack”) Rafferty	25,763	135,035	233,164	—	3,340,185

D. Paul Dascoli	267,692	—	6,171	—	273,863

(1)	These amounts were included in the All Other Compensation column of the Summary Compensation Table.
(2)	The above-market portion of these earnings was included in the Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Employment Related Agreements

The Compensation and Governance Committee believes that our current severance arrangements protect stockholder interests by retaining management should periods of uncertainty arise. Because our severance arrangements are structured to serve the above purposes and because severance agreements represent a contractual obligation of our Company, decisions relating to other elements of compensation have minimal effect on decisions relating to existing severance agreements.

These agreements generally provide that, if we terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will continue to receive the executive’s base salary and medical and dental benefits for one year after the termination date. If the executive agrees to execute a general release of claims against our company, the executive will also be entitled to receive the amount of the incentive compensation that the executive would have otherwise received during the first year after termination.

Michael A. Weiss

Prior to our IPO, we entered into an employment agreement with Mr. Weiss, our Chairman, President and Chief Executive Officer. Under the terms of the employment agreement, effective February 1, 2010, Mr. Weiss is entitled to an annual base salary, subject to annual review thereof by the Board for potential increase. Mr. Weiss is also eligible to earn a short-term, performance-based cash incentive payment for each six-month operating season.

Mr. Weiss is also eligible to receive benefits in accordance with the standard benefit plans we provide to our other senior executives. In addition, we provide Mr. Weiss with the use of a private jet for his business-related travel (necessitated primarily by his frequent trips to our New York design studio) and for up to 100 hours of his personal travel. Mr. Weiss is also entitled to up to four weeks of paid time off and reimbursement for all business travel, entertainment and other business expenses, including a reasonable daily reimbursement allowance for the business use of his private residence in New York, New York, which he uses when required to be at our New York design studio.

Mr. Weiss’ employment continues until the earlier of his resignation (with or without good reason), death or disability, or termination by us (with or without cause). If we terminate Mr. Weiss’ employment without cause or Mr. Weiss resigns for good reason, Mr. Weiss is entitled to receive severance equal to (1) twelve months of his then-current base salary payable within sixty days of termination, (2) continuation of his medical and dental benefits for twelve months, (3) a guaranteed bonus payment equal to 100% of his then-current base salary, and (4) a short-term performance-based cash incentive payment for the season in which Mr. Weiss’ employment was terminated if Mr. Weiss would have otherwise been entitled to receive such bonus (prorated based on the number of days Mr. Weiss was employed during the season in which any such termination may occur). The foregoing amounts are payable at such times as Mr. Weiss would have otherwise been entitled to receive them had his employment not been terminated. Mr. Weiss’ receipt of severance is contingent upon execution of a general release of any and all claims arising out of or related to his employment with us and the termination of his employment.

“Good reason” under the employment agreement generally includes (1) an adverse change in responsibilities, pay or reporting relationship, (2) relocation outside of Columbus or New York or the Company’s headquarters, (3) the failure by the Company to abide by the agreement, or (4) the failure by any successor to assume the agreement. “Cause” under the employment agreement generally includes (1) failure to perform material duties, (2) conviction of a felony or (3) willful misconduct which results in material harm to the Company.

Mr. Weiss has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Weiss while he is employed by us which relates to our business is Company property. During the term of Mr. Weiss’ employment with us and during the twelve-month period immediately thereafter, Mr. Weiss has agreed not to (1) solicit or hire any of our employees, (2) induce or attempt to induce any supplier, licensee, licensor or other material business relation of ours to cease doing business with us, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business (subject to Mr. Weiss’ ability to serve as a member of the board of directors of certain agreed-upon public companies).

On September 1, 2011, the Company and Mr. Weiss entered into an amendment to his original employment agreement pursuant to which Mr. Weiss voluntarily agreed that he will no longer be entitled to any tax gross-up payments from the Company, including tax gross-up payments on perquisites and taxes under Sections 280G and 4999 of the Code. Mr. Weiss did not receive any remuneration from the Company in exchange for agreeing to the amendment.

We have agreed to indemnify and hold Mr. Weiss harmless in any and all actions resulting from the good faith performance of his duties and obligations with us.

Other Employment Agreements Entered into Prior to IPO

Prior to our IPO, as part of our executive retention strategy, we entered into employment agreements with Messrs. Moellering, Rafferty, Kornberg and Ms. Horowitz-Bonadies. The term of each of these employment agreements is five years with automatic renewals thereafter on a year-to-year basis unless we or the applicable executive provides prior written notice of non-renewal. Notwithstanding the foregoing, the employment agreements may be terminated at any time in the case of the applicable executive’s resignation, death or disability or termination by us.

Each such employment agreement provides for an annual base salary that is subject to annual review by us for potential increase, as well as short-term, performance-based cash incentive payment opportunities for each six-month operating season based on a percentage of the applicable executive’s base salary. See “—Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Cash Incentives.”

In addition, each such employment agreement provides that the applicable executive is eligible for equity-based compensation awards that are commensurate with his or her performance and position. Each such executive is also entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies as in effect from time to time.

Each such employment agreement provides that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates the executive’s employment for good reason, the executive will continue to receive one year of his or her then-current base salary and (subject to certain exceptions) medical and dental benefits during the one-year period following such termination. If the executive agrees to execute a general release of claims against our company, the executive will also be entitled to receive the amount of the cash incentive compensation that the executive would have otherwise received during the first year after termination.

“Good reason” under the employment agreements generally includes (1) an adverse change in responsibilities, pay or reporting relationship, (2) relocation outside of the U.S., (3) the failure by the Company to abide by the agreement or (4) failure by any successor to assume the agreement. “Cause” under the employment agreements generally includes (1) failure by the executive to perform his or her material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

The employment agreements include customary restrictions with respect to the use of our confidential information and provide that all intellectual property developed or conceived by the executive while he or she is employed by us which relates to our business is our property. During his or her term of employment with us and during the twelve-month period immediately thereafter (or the period during which he or she is receiving post-employment benefits from us if longer), each executive has agreed not to (1) solicit any of our employees, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business.

Severance Agreement

We entered into a severance agreement with Mr. Dascoli when he joined us in September 2011. The severance agreement provides that if we terminate his employment without cause, upon execution of a general release, he will continue to receive one year of his then-current base salary and, subject to certain exceptions, medical and dental benefits during the one-year period following such termination. “Cause” under the severance agreement generally includes (1) failure to perform material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company. Mr. Dascoli does not have any other employment type agreements with us.

The severance agreement includes customary restrictions with respect to the use of our confidential information and provides that all intellectual property developed or conceived by Mr. Dascoli while he is employed by us which relates to our business is Company property. During his term of employment with us and during the twelve-month period immediately thereafter (or the period during which he is receiving post-employment benefits from us if longer), Mr. Dascoli has agreed not to (1) solicit any of our employees, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business.

Potential Payments Upon Termination and Change in Control

The information below describes and quantifies certain compensation that would become payable under employment agreements with the following NEOs if, as of January 28, 2012, his or her employment with us had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event. Further, the information below does not incorporate changes to compensation arrangements after January 28, 2012.

Michael A. Weiss

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(3)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	—	1,500,000	1,500,000	1,500,000	—

Bonus(1)	—	—	3,741,000	3,741,000	—	—

Total Cash Severance	—	—	5,241,000	5,241,000	1,500,000	—

Value of Accelerated Equity	—	—	—	—	3,011,099	—

Benefits and Perquisites(2)	—	—	11,955	11,955	10,569	—

Total Severance(4)	—	—	5,252,955	5,252,955	4,521,668	—

(1)	This amount includes a guaranteed bonus payment of $1.5 million and the Fall 2011 performance-based cash compensation plan payout of $2.241 million.
(2)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his beneficiaries.
(3)	If Mr. Weiss became permanently and totally disabled on January 28, 2012, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the January 27, 2012 closing stock price of $21.87 per share, and assumes the disability date is January 28, 2012 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.

Matthew C. Moellering

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(2)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	650,000	650,000	650,000	650,000	—

Bonus	—	—	520,000	520,000	—	—

Total Cash Severance	—	650,000	1,170,000	1,170,000	650,000	—

Value of Accelerated Equity	—	—	—	—	551,444	—

Benefits and Perquisites(1)	—	15,075	15,075	15,075	12,575	—

Total Severance	—	665,075	1,185,075	1,185,075	1,214,019	—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his beneficiaries.
(2)	If Mr. Moellering became permanently and totally disabled on January 28, 2012, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the January 27, 2012 closing stock price of $21.87 per share, and assumes the disability date is January 28, 2012 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.

Fran Horowitz-Bonadies

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(2)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	650,000	650,000	650,000	650,000	—

Bonus	—	—	455,000	455,000	—	—

Total Cash Severance	—	650,000	1,105,000	1,105,000	650,000	—

Value of Accelerated Equity	—	—	—	—	419,723	—

Benefits and Perquisites(1)	—	15,075	15,075	15,075	12,572	—

Total Severance	—	665,075	1,120,075	1,120,075	1,082,295	—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and her beneficiaries.
(2)	If Ms. Horowitz-Bonadies became permanently and totally disabled on January 28, 2012, she would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the January 27, 2012 closing stock price of $21.87 per share, and assumes the disability date is January 28, 2012 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.

David G. Kornberg

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(2)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	550,000	550,000	550,000	550,000	—

Bonus	—	—	385,000	385,000	—	—

Total Cash Severance	—	550,000	935,000	935,000	550,000	—

Value of Accelerated Equity	—	—	—	—	445,879	—

Benefits and Perquisites(1)	—	15,075	15,075	15,075	12,479	—

Total Severance	—	565,075	950,075	950,075	1,008,358	—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his beneficiaries.
(2)	If Mr. Kornberg became permanently and totally disabled on January 28, 2012, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the January 27, 2012 closing stock price of $21.87 per share, and assumes the disability date is January 28, 2012 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.

John J. (“Jack”) Rafferty

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(2)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	525,000	525,000	525,000	525,000	—

Bonus	—	—	341,250	341,250	—	—

Total Cash Severance	—	525,000	866,250	866,250	525,000	—

Value of Accelerated Equity	—	—	—	—	445,879	—

Benefits and Perquisites(1)	—	15,075	15,075	15,075	12,455	—

Total Severance	—	540,075	881,325	881,325	983,334	—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his beneficiaries.
(2)	If Mr. Rafferty became permanently and totally disabled on January 28, 2012, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the January 27, 2012 closing stock price of $21.87 per share, and assumes the disability date is January 28, 2012 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.

D. Paul Dascoli

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason		Involuntary without Cause following Change in Control ($)	Disability ($)(2)	Retirement ($)
		Without Signed Release ($)	With Signed Release ($)

Base Salary	—	450,000	450,000	450,000	450,000	—

Bonus	—	—	225,000	225,000	—	—

Total Cash Severance	—	450,000	675,000	675,000	450,000	—

Value of Accelerated Equity	—	—	—	—	273,375	—

Benefits and Perquisites(1)	—	15,075	15,075	15,075	12,383	—

Total Severance	—	465,075	690,075	690,075	735,758	—

(1)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his beneficiaries.
(2)	If Mr. Dascoli became permanently and totally disabled on January 28, 2012, he would receive 12 months of salary continuation from us and 9 months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the January 27, 2012 closing stock price of $21.87 per share, and assumes the disability date is January 28, 2012 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.

Related Person Transactions

Under our current Related Person Transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving $120,000 or less when aggregated with all similar transactions. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Since our IPO, any Related Person Transaction must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors in accordance with our Related Person Transaction Policy. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third-party under similar circumstances.

Transactions with Related Persons, though not classified as Related Person Transactions by our policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described below, since January 29, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, stockholders beneficially owning in excess of 5% of our stock or securities exchangeable for our stock or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

The transactions described below are transactions between the Company and entities affiliated with Golden Gate and Limited Brands. Prior to July 2007, we operated as a division of Limited Brands. In July 2007, entities affiliated with Golden Gate acquired approximately 75% of the outstanding equity interests in the Company from Limited Brands (the “Golden Gate Acquisition”) and we began our transition to a stand-alone Company. In May 2010, we conducted an IPO in which Golden Gate and Limited Brands sold a portion of their shares. Since our initial public offering, Golden Gate Capital and Limited Brands have continued to reduce their ownership interest in the Company. On July 29, 2011 Limited Brands sold its remaining ownership interest in the Company. On March 19, 2012, Golden Gate sold its remaining ownership interest in the Company.

Operating Arrangements

MAST Services Arrangements

Mast Global Fashions (“Mast”), a contract manufacturer and importer of women’s and men’s apparel in the United States, has relationships with many third-party retailers. Mast provides us with certain support services relating to our product production and sourcing, including product costing and specifications, vendor certification, compliance and auditing, purchase order initiation and tracking, and product delivery services, including customs and other regulatory compliance and logistics services. We make purchases from Mast on a purchase order basis and do not have a long term production contract with them. Mast previously operated as a wholly-owned division of Limited Brands. In November 2011, an affiliate of Sycamore Partners acquired a 51% interest in Mast from Limited

Brands. Mr. Kaluzny, a former member of our Board, is Co-Founder and Managing Director of Sycamore Partners and resigned from our Board in November 2011 in connection with Sycamore Partners’ acquisition of Mast.

We incurred charges from Mast, in its capacity as buying agent, of $430.8 million in 2011. These charges from Mast primarily consisted of payments in respect of the purchase price of sourced products, with an additional sourcing fee paid to Mast to compensate them for their services. We pay Mast on terms comparable to our other large unrelated sourcing vendors.

Logistics Services Agreement

On October 5, 2009, we entered into a logistics services agreement with an affiliate of Limited Brands. The term of the agreement commenced on February 1, 2010 and ends on April 30, 2016 and will continue thereafter unless it is terminated by either party on no less than 24 months’ prior notice. Notwithstanding the foregoing, we have the right to terminate the agreement on 24 months’ prior notice. In no event may the termination of the agreement occur between October 1 of any calendar year and the last day of February of the next calendar year.

Under the logistics services agreement, an affiliate of Limited Brands has agreed to provide us certain inbound and outbound transportation and delivery services, distribution services, and customs and brokerage services. This agreement also provides for the rental of approximately 418,000 square feet of warehouse/distribution space located in Columbus, Ohio. This agreement replaced another arrangement for logistics services and a lease with a Limited Brands affiliate for 403,620 square feet in the same warehouse/distribution space.

The amounts we pay for the services provided pursuant to the logistics services agreement vary depending on the type of service but generally are based on the costs incurred by the Limited Brands affiliate to provide such service plus a mark-up. We pay monthly rent for the warehouse/distribution space of approximately $0.1 million (subject to a 10% increase every five years), plus operating expenses. We are generally invoiced by the Limited Brands affiliate for amounts due under the logistics services agreement monthly and are required to pay within 30 days of the invoice.

Master Sublease and Store Leases Agreement

In connection with the Golden Gate Acquisition we entered into a Master Sublease, a Store Leases Agreement and certain related agreements with Limited Brands and certain of its affiliates. The Master Sublease provides for Limited Brands or one of its affiliates to sublease us the space for approximately nine of our retail stores, as well as our design center in New York, New York. Limited Brands has guaranteed for the benefit of the applicable landlord our performance of our obligations under each of the prime leases for these sites, including the obligation to pay rent. Under the Master Sublease, Limited Brands has agreed to cooperate with us so that we have the right and power to control all decisions in connection with the exercise or election not to exercise any and all rights of the tenant under the applicable lease agreement.

The Store Leases Agreement provides for the sublease (with us as either the subtenant or sublandlord party) of certain retail space shared by Limited Brands or one of its affiliates and us, including the retail space for certain of our stores, as well as the retail space for certain stores operated by Limited Brands or one of its affiliates. Depending on whether we or an affiliate of Limited Brands is the tenant under the applicable lease agreement, either we or an affiliate of Limited Brands are primarily responsible for the obligations under the applicable lease.

In general, the subleases effectuated pursuant to the terms of the Master Sublease and the Store Leases Agreement commenced on July 6, 2007 and expire on the day immediately preceding the day of expiration of the current term of the underlying lease agreement for the applicable retail store. In addition, the other arrangements provided for in the Master Sublease and the Store Leases Agreement (including the payment of rent and monetary expenses) mirror the terms of the underlying lease agreement with the landlord for the applicable site. We incurred $0.9 million in expense in 2011 for store lease payments processed by Limited Brands under this arrangement.

Lease Agreement for Office Space

On October 5, 2009, we entered into an agreement with Limited Brands for us to lease 160,519 square feet of office space located in Columbus, Ohio. This lease agreement replaces and supersedes a lease agreement we entered into at the closing of the Golden Gate Acquisition for the same space. The lease agreement became effective on February 1, 2010 and has an initial term ending April 30, 2016. We also have the right to exercise a renewal option for five additional years. We are obligated to pay the Limited Brands affiliate monthly rent under the lease equal to approximately $0.1 million during the first five years of the lease with a slight increase during the remainder of the lease term and the optional renewal period, plus operating expenses.

Transactions with Golden Gate Affiliates

From time to time we enter into various transactions with affiliates of Golden Gate. Since 2007, Golden Gate affiliates have provided us with services related to our e-commerce business, including warehouse and fulfillment services, pursuant to an e-commerce services agreement. In 2011, we incurred charges in the amount of $32.9 million for these services. In addition, in 2011, we purchased software licenses and consulting and software maintenance services from affiliates of Golden Gate in the amount of $0.2 million. Our outstanding liability, included in accounts payable and accrued expenses—related parties, for services rendered by affiliates of Golden Gate as of January 28, 2012 was $6.0 million. In addition, we provide certain real estate services, including assistance with lease negotiations and site identification, to certain affiliates of Golden Gate. In 2011 we reported income of $0.5 million from Golden Gate affiliates for real estate services.

Stockholder Agreements

Registration Rights Agreement

In May 2010, in connection with our IPO, we entered into a Registration Rights Agreement that provided Golden Gate, Limited Brands and certain management stockholders, including each of our named executive officers (“NEOs”), with substantially equivalent registration rights as these holders had prior to our IPO. In 2011, we conducted two underwritten secondary offerings of shares of Express common stock pursuant to this agreement and we paid all fees and expenses incurred in connection with these offerings as required by the agreement.

As of April 3, 2012, certain management stockholders, including each of our NEOs, continue to have piggyback registration rights in connection with certain offerings initiated by us and are required to comply with any lock-up restrictions that may be reasonably requested by the managing underwriters of an offering, regardless of whether such person’s securities are included in a registration, and are subject to customary cross-indemnification and contribution arrangements with respect to the registration of our common stock. The registration rights are subject to customary cutbacks and other limitations. Golden Gate and Limited Brands no longer have any registration rights under this agreement following their disposition of our common stock.

Director Nomination Agreements

In connection with our IPO, we entered into a Stockholders Agreement with Golden Gate and Limited Brands which, among other things, gave Golden Gate and Limited Brands rights to nominate directors to our Board and required Golden Gate and Limited Brands to vote their shares of common stock in favor of directors nominated by the other. In April 2011, we entered into a Stockholders and Nomination Agreement with Golden Gate to clarify certain director nomination rights under the Stockholders Agreement. Josh Olshansky, Managing Director of Golden Gate, is the only remaining director nominated pursuant to these agreements. Mr. Olshansky will leave the Board when his term expires at the Annual Meeting.

Director and Officer Indemnification

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”).

In addition, we are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. We are also party to indemnification priority agreements with Golden Gate and Limited Brands to clarify the priority of advancement of expenses and indemnification obligations among us, our subsidiaries and any of our directors appointed by Golden Gate or its affiliates and Limited Brands or its affiliates and other related matters.

There is no pending litigation or proceeding naming any of our directors or officers in which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Senior Notes Transactions

On March 5, 2010, Express, LLC and Express Finance Corp., two subsidiaries of Express, Inc. issued $250.0 million of 8 3/4% senior notes (“Senior Notes”). Investment funds managed by affiliates of Golden Gate purchased $50.0 million of Senior Notes at a purchase price per note equal to 98.599% of the face value of the Senior Notes (the offering price) less the discount at which the initial purchasers purchased the Senior Notes. In the first and second quarters of 2011, the subsidiary issuers of the Senior Notes repurchased $25.0 million and $15.0 million of Senior Notes, respectively, from investment funds managed by affiliates of Golden Gate in open market transactions at prices of 108.75% and 109.25%, respectively.

Stock Ownership Information

The following table sets forth information regarding beneficial ownership of our common stock, as of April 3, 2012, for each person who is known by us to own beneficially more than 5% of our common stock, each director, director nominee and named executive officer and all directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 3, 2012 and common stock issuable upon the vesting of restricted stock units within 60 days are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units, as applicable, for the purposes of computing the percentage ownership of that person and any group of which that person is a member. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 89,431,765 shares of common stock outstanding for stockholders other than our executive officers and directors. Percentage of beneficial ownership of our executive officers and directors is based on 89,431,765 shares of common stock outstanding plus options currently exercisable or exercisable within 60 days of April 3, 2012 and restricted stock units scheduled to vest within 60 days of April 3, 2012 held by any executive officer or director included in the group for which percentage ownership has been calculated. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Express, Inc., 1 Express Drive, Columbus, Ohio 43230.

Name and Address	Shares Beneficially Owned	Percent Stock Outstanding
5% Stockholders:
FMR LLC (1)	9,708,607	10.9%
Wellington Management Company, LLP (2)	7,043,347	7.9%
Named Executive Officers and Directors:
Michael A. Weiss (3)	2,192,843	2.4%
D. Paul Dascoli (4)	5,305	*
Matthew C. Moellering (5)	392,061	*
Fran Horowitz-Bonadies (6)	446,601	*
David G. Kornberg (7)	317,810
John J. Rafferty (8)	296,472	*
Michael Archbold	—	—
Michael F. Devine, III (9)	6,952	*
Theo Killion	—	—
Mylle Mangum (10)	4,392	*
Joshua Olshansky (11)	—	—
Peter Swinburn	—	—
All Current Directors and Executive Officers as a Group (16 persons)	4,853,995	5.4%

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012, includes shares of common stock that are owned by wholly-owned subsidiaries of FMR LLC (“FMR”), including Fidelity Management & Research Company (“Fidelity”) and Pyramis Global Advisors Trust Company (“PGATC”). Fidelity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of 9,189,822 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR, through its control of Fidelity and the funds each has sole power to dispose of the 9,189,822 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting shares of FMR, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by such Boards of Trustees. PGATC is an indirect wholly-owned subsidiary of FMR and is a bank as defined in Section 3(a)(6) of the Exchange Act, and is the beneficial owner of 518,785 shares as a result of its serving as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 518,785 shares and sole power to vote or direct the voting of 518,785 shares owned by PGATC. The address for FMR, Fidelity and PGATC is 82 Devonshire Street, Boston, MA 02109.
(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2012, Wellington Management Company LLP (“Wellington Management”), in its capacity as investment adviser, may be deemed to beneficially own 7,043,347 shares of which are held of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The address for Wellington Management is 250 Congress Street, Boston, Massachusetts 02210.
(3)	Includes (a) 83,534 shares owned by the Declaration of Trust of Michael A. Weiss dated December 22, 1998, as amended, (b) 570,653 shares owned by the Michael A. Weiss Trust Agreement Gamma #2, (c) 866,363 shares owned by the Michael A. Weiss Trust Agreement Gamma #3, (d) 7 shares owned by the Declaration of Trust of Arlene Weiss dated December 22, 1998, as amended, (e) 302,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 3, 2012, (f) 1,494 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 3, 2012 and (g) 271,800 shares of unvested restricted stock.
(4)	Includes 5,305 shares of unvested restricted stock.
(5)	Includes (a) 42,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 3, 2012, (b) 357 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 3, 2012, and (c) 59,361 shares of unvested restricted stock.
(6)	Includes (a) 31,250 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 3, 2012, (b) 299 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 3, 2012, and (c) 18,575 shares of unvested restricted stock.
(7)	Includes (a) 31,250 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 3, 2012, (b) 299 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 3, 2012, and (c) 40,786 shares of unvested restricted stock.
(8)	Includes (a) 31,250 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 3, 2012, (b) 299 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 3, 2012, and (c) 26,191 shares of unvested restricted stock.
(9)	Includes (a) 5,000 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 3, 2012 and (b) 60 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 3, 2012.
(10)	Includes 2,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 3, 2012.
(11)	The address for Mr. Olshansky is c/o Golden Gate Private Equity, Inc., One Embarcadero Center, 39th Floor, San Francisco, California 94111.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, as amended, requires our directors, certain of our officers and beneficial owners of more than ten percent of Express stock to file with the SEC reports of their initial ownership and changes in their ownership of Express stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2011.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. PricewaterhouseCoopers LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2011 with management.

2.	The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 28, 2012 for filing with the SEC.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Messrs. Archbold and Devine and Ms. Mangum are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee

Michael F. Devine, III, Chair

Michael Archbold

Mylle H. Mangum

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP, our independent auditor (“PwC”), in 2011 and 2010:

Services Rendered	Fees
	2011	2010
Audit Fees(1)	$1,181,126	$3,439,374
Audit-Related Fees(2)	$187,154	$768,705
Tax Fees(3)	$9,459	$1,604,852
All Other Fees	$—	$—
Total	$1,377,739	$5,812,931

(1)	Audit Fees for 2011 represent fees for professional services rendered by PwC in connection with the audit of our annual consolidated financial statements, and comfort letters and consents in connection with our secondary offerings of common stock by certain selling stockholders in March 2011 and December 2011. Audit Fees for 2010 represent fees for professional services rendered by PwC in connection with the audit of our annual consolidated financial statements, and comfort letters and consents in connection with our IPO, Senior Notes offering and secondary offering of common stock by certain selling stockholders in December 2010.
(2)	Audit-Related Fees for 2011 and 2010 represent fees relating to Sarbanes-Oxley 404 readiness.
(3)	Tax Fees represent fees relating to tax consulting services primarily associated with our reorganization and conversion to a corporation in connection with our IPO.

In connection with our IPO, the Audit Committee adopted a policy that requires the Audit Committee to pre-approve all audit and non-audit services to be provided by our independent auditor and to consider whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor in deciding whether to approve non-audit services. All services performed by our independent registered public accounting firm since our IPO were pre-approved in accordance with the policy and the Audit Committee concluded that the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

Ratification of Selection of Independent Registered Public Accounting Firm (Proposal No. 2)

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to serve as our independent auditor for 2012. PricewaterhouseCoopers LLP served in this capacity in 2011 and 2010. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent auditor in light of that result. Even if the stockholders ratify the selection, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2012 if it determines that such a change would be in the best interests of the Company and our stockholders.

Additional information concerning the Audit Committee and its activities with PricewaterhouseCoopers LLP is presented above. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Approval of the Code Section 162(m) Performance Goals and Annual Grant Limitations Under the Express, Inc. 2010 Incentive Compensation Plan (Proposal No. 3)

The Company maintains the Amended and Restated 2010 Incentive Compensation Plan (which is referred to herein as the “2010 Plan”) for the benefit of eligible directors, officers, employees and certain other service providers of the Company and its subsidiaries. The 2010 Plan is being submitted to the stockholders of the Company for approval of:

•	the Section 162(m) performance goals under the 2010 Plan (as described in further detail below in the section captioned “Performance Goals”); and

•

the Section 162(m) annual grant limitations applicable to grants of awards under the 2010 Plan to individual plan participants (as described in further detail below in the section captioned “Individual Participant Limitations”).

Approval of the foregoing will allow certain incentive awards granted under the 2010 Plan to executive officers of the Company to qualify as exempt performance-based compensation under Section 162(m) of the Code, which otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to the principal executive officer and to certain of the other most highly compensated executive officers of publicly held companies. Section 162(m) of the Internal Revenue Code generally requires such performance goals to be approved by stockholders every five years. Since its IPO, the Company has been relying on an exemption under Section 162(m) of the Code applicable to publicly held companies during a transition period following their initial public offerings.

Effective April 3, 2012, the Board adopted the following modifications to the 2010 Plan which do not require stockholder approval:

•	Removal of the provision that allows for annual increases in the number of shares available under the 2010 Plan without the consent of stockholders;

•

Reduction in the aggregate number of shares available for issuance under the 2010 Plan to 15,215,769 from 18,552,828 shares, which includes 4,815,769 shares previously issued or to be issued in connection with outstanding equity awards under the 2010 Plan and 10,400,000 shares available for issuance effective April 3, 2012;

•	Addition of express language prohibiting the “repricing” of stock options granted under the 2010 Plan without the consent of stockholders;

•	Removal of the provision that allows for the cashing-out of stock options upon exercise in lieu of receiving shares of common stock at the discretion of the Committee;

•	Removal of the provision that allows for reloads of stock options to the extent stock options are used to pay the exercise price or taxes with respect to stock option exercises; and

•	Certain other minor clarifying amendments to the 2010 Plan to reflect developments in applicable law and equity compensation practices.

If the requisite stockholder approval of the Section 162(m) performance goals and annual grant limitations is not obtained, the Company may continue to grant awards under the 2010 Plan in accordance with the current terms and conditions of the 2010 Plan.

Please note that we are not asking stockholders to approve the 2010 Plan or an increase in shares under the 2010 Plan.

The following is a summary of the material terms of the 2010 Plan (as amended and restated). Such description is qualified by reference to the full text of the 2010 Plan (as amended and restated), which is appended hereto as Appendix B.

Description of the Express, Inc. 2010 Incentive Compensation Plan

The 2010 Plan provides for grants of stock options, stock appreciation rights, restricted stock, performance awards and other stock-based and cash-based awards. Independent directors, officers and other employees of us and our affiliates, as well as others performing consulting or advisory services for us or our affiliates, are eligible for grants under the 2010 Plan. The purpose of the 2010 Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities.

Administration

The 2010 Plan is administered by the Committee designated by our board of directors, which is currently the Compensation and Governance Committee. Among the Committee’s powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2010 Plan or any award agreement, amend the terms of outstanding awards and adopt such rules, forms, instruments and guidelines for administering the 2010 Plan as it deems necessary or proper. All actions, interpretations and determinations taken in good faith by the Committee or by our board of directors are final and binding.

The Committee has full authority to administer and interpret the 2010 Plan, to grant discretionary awards under the 2010 Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award and to make all other determinations in connection with the 2010 Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable.

Available Shares

As of April 3, 2012, the aggregate number of shares of common stock which may be issued or used for reference purposes under the 2010 Plan or with respect to which awards may be granted is 15,215,769 shares in the aggregate, which includes 4,815,769 shares previously issued or to be issued in connection with outstanding awards and 10,400,000 shares available for future issuance. The shares may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2010 Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the 2010 Plan.

The following table sets forth information regarding outstanding awards under the 2010 Plan as of April 3, 2012. These figures represent an update to those provided in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012, filed on March 23, 2012, primarily as a result of stock option exercises and annual equity awards granted by the Committee on March 22, 2012.

Outstanding Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Term	RSUs and Restricted Stock Awards Unvested	Restricted Shares (Equity Issued Pre-IPO) Unvested

3,130,675	$19.11	8.81	1,469,711	22,119

Eligibility for Participation

Independent members of our Board, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates, are eligible to receive awards under the 2010 Plan. The selection of participants is within the sole discretion of the Committee.

Award Agreements

Awards granted under the 2010 Plan are evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change in control or conditions regarding the participant’s employment, as determined by the Committee in its sole discretion.

Stock Options

The Committee may grant nonqualified stock options to purchase shares of our common stock to any eligible participant and incentive stock options to purchase shares of our common stock only to eligible employees. The Committee determines the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% stockholder, the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10.0% stockholder, 110.0% of such share’s fair market value. Options are exercisable at such time or times and subject to such terms and conditions as determined by the Committee at grant and the exercisability of such options may be accelerated by the Committee in its sole discretion.

Stock Appreciation Rights

The Committee may grant stock appreciation rights (“SARs”) either with a stock option, which may be exercised only at such times and to the extent the related option is exercisable (a “Tandem SAR”) or independent of a stock option (a “Non-Tandem SAR”). A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR is the exercise price per share of the related option in the case of a Tandem SAR and is the fair market value of our common stock on the date of grant in the case of a Non-Tandem SAR. The Committee may also grant limited SARs, either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a change in control, as defined in the 2010 Plan, or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter.

Restricted Stock

The Committee may award shares of restricted stock. Except as otherwise provided by the Committee upon the award of restricted stock, the recipient generally has the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares. The Committee may determine at the time of award that the payment of dividends, if any, is deferred until the expiration of the applicable restriction period.

Recipients of restricted stock are required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals and the criteria or date or dates on which such restrictions will lapse.

If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the Committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals is substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 Plan and are discussed in general below.

Performance Awards

The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The Committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Other Stock-Based Awards

The Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units under the 2010 Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Committee determines the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. The performance goals for performance-based other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the 2010 Plan and discussed in general below.

Other Cash-Based Awards

The Committee may grant a cash-based award to a participant in such amount, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as the Committee may determine.

Performance Goals

The Committee may grant awards of restricted stock, performance awards, and other cash or stock-based awards that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Committee. These performance goals are based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the Committee: (1) earnings per share; (2) operating income; (3) gross income; (4) net income (before or after taxes); (5) cash flow; (6) gross profit; (7) gross profit return on investment; (8) gross margin return on investment; (9) gross margin; (10) operating margin; (11) working capital; (12) earnings before interest and taxes; (13) earnings before interest, tax, depreciation and amortization; (14) return on equity; (15) return on assets; (16) return on capital; (17) return on invested capital; (18) net revenues; (19) gross revenues; (20) revenue growth; (21) annual recurring revenues; (22) recurring revenues; (23) license revenues; (24) sales or market share; (25) total stockholder return; (26) economic value added; (27) specified objectives with regard to limiting the level of increase in all or a portion of our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion; (28) the fair market value of a share of our common stock; (29) the growth in the value of an investment in the common stock assuming the reinvestment of dividends; or (30) reduction in operating expenses.

To the extent permitted by law, the Committee may also exclude the impact of an event or occurrence which it determines should be appropriately excluded, including: (1) restructurings, discontinued operations, extraordinary items or events and other unusual or non-recurring charges; (2) an event either not directly related to our operations or not within the reasonable control of management; or (3) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based on an individual participant’s performance goals, as determined by the Committee, in its sole discretion. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Individual Participant Limitations

The maximum number of shares of common stock subject to any performance awards which may be granted under the 2010 Plan during any fiscal year of the Company to any participant shall be 1.0 million shares. The maximum value of a cash payment made under a performance award which may be granted under the 2010 Plan with respect to any fiscal year of the Company to any participant shall be $10.0 million.

Change in Control

In connection with a change in control, as defined in the 2010 Plan, the Committee may, in its sole discretion, accelerate vesting of or lapse of restrictions on outstanding awards under the 2010 Plan. In addition, such awards may be, in the discretion of the Committee, (1) assumed and continued or substituted in accordance with applicable law or (2) purchased by us or an affiliate for an amount equal to the excess of the price of a share of our common stock paid in a change in control over the exercise price of the award(s).

Amendment and Termination

Notwithstanding any other provision of the 2010 Plan, our Board may at any time amend any or all of the provisions of the 2010 Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2010 Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability

Awards granted under the 2010 Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Effective Date

The 2010 Plan was adopted effective May 12, 2010 in connection with the IPO.

Certain U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the 2010 Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

Incentive Stock Options. In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and the Company will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of common stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of common stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

Nonqualified Stock Options. A recipient will not realize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of common stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1.0 million limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the 2010 Plan may be subject to the requirements of Section 409A of the Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes. Officers and directors of the Company subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their options.

The 2010 Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 2010 Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

Outstanding Awards Under the 2010 Plan

As of April 3, 2012, the following outstanding awards have been granted under the 2010 Plan to each of the executive officers named below, all current executive officers as a group, all non-employee directors as a group, and all other employees, respectively:

Name	Number of Shares Underlying Options/ SARs	Weighted Average Exercise Price of Options/ SARs	Number of Shares Underlying Restricted Stock Awards/ Stock Unit Awards
Michael Weiss	963,700	$19.39	466,280
Matthew Moellering	140,820	$19.34	79,937
Fran Horowitz-Bonadies	92,260	$18.95	53,019
David Kornberg	92,260	$18.95	55,412
John (“Jack”) Rafferty	88,560	$18.69	51,432
D. Paul Dascoli	29,930	$22.81	25,305
All Executive Officers as a Group (10 people)	1,741,780	$19.47	931,517
All Non-Employee Directors as a Group (3 people)	20,000	$17.28	26,614
All Other Employees	1,368,895	$19.12	511,580

Future Plan Awards. The terms and number of options or other awards to be granted in the future under the 2010 Plan are to be determined in the discretion of the Compensation and Governance Committee. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to the Company’s executive officers or other eligible employees or non-employee directors cannot be determined at this time.

As of April 3, 2012, the closing price on the New York Stock Exchange of the Company’s common stock was $24.98 per share.

Equity Compensation Plan Information

The following table sets forth, as of January 28, 2012, certain information related to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,388,853	$17.93	(1)	13,165,110
Equity compensation plans not approved by security holders	0	$0.00		0
Total	3,388,853	$17.93	(1)	13,165,110
(1)	Does not include outstanding rights to receive common stock upon the vesting of restricted stock units.

The following table sets forth, as of April 3, 2012, certain information related to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,001,887	$19.12	(1)	10,400,000
Equity compensation plans not approved by security holders	0	$0.00		0
Total	4,001,887	$19.12	(1)	10,400,000
(1)	Does not include outstanding rights to receive common stock upon the vesting of restricted stock units.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Other Matters

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. We have retained Alliance Advisors, LLC to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance Advisors $7,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Officers and regular employees of Express may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means.

Stockholder Proposals for Inclusion in the 2013 Annual Meeting Proxy Statement

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in writing to the Corporate Secretary of Express, Inc. at 1 Express Drive, Columbus, OH 43230 and must be received by no later than December 31, 2012 unless the date of our 2013 Annual Meeting is changed by more than 30 days from May 31, 2013, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Other Stockholder Proposals

Our Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2013 annual meeting (other than a stockholder proposal submitted for inclusion in our 2013 proxy statement) must provide notice of such business to the Corporate Secretary of Express, Inc. at 1 Express Drive, Columbus, OH 43230 between Thursday, January 31, 2013 and the close of business on Saturday, March 2, 2013. The notice must contain the information required by our Bylaws, which are posted on our website.

Electronic Delivery

Instead of receiving paper copies of our annual report and proxy statement in the mail, registered stockholders can elect to receive these communications electronically. For additional information and to elect this option, please access www.computershare.com/us/ecomms.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial stockholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

Delivery of Proxy Materials to Households

We have adopted a procedure called “householding,” which has been approved by the SEC. Accordingly, we will deliver only one copy of this Proxy Statement and one copy of our 2011 Annual Report to multiple registered stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who share an address will continue to receive separate proxy cards.

If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares through a broker, bank or other holder of record, please contact your broker, bank or other holder of record to request information about householding.

Incorporation by Reference

Neither the Compensation and Governance Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code of Conduct and Committee Charters

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments and exhibits to those reports filed with the SEC, and our Code of Conduct, and the charters of the Audit and the Compensation and Governance Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.express.com under the “Investors” section, or may be requested in print, at no cost, by telephone at 1-888-423-2421, by email at IR@express.com or by mail at Express, Inc., 1 Express Drive, Columbus, OH 43230, Attention: Investor Relations.

Appendix A

Information About Non-GAAP Financial Measures

Adjusted earnings per diluted share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Beginning in 2012, certain grants of restricted stock awards and restricted stock units have time and performance-based vesting features which vest in part based on adjusted earnings per diluted share. We believe that this non-GAAP measure provides meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted earnings per diluted share is an important indicator of our operations because it excludes items that may not be indicative of, or are unrelated to, our core operating results, and provides a baseline for analyzing trends in our underlying business. We believe that this non-GAAP financial measures reflects an additional way of viewing an aspect of our operations that, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measure, provides a more complete understanding of our business. Our measure of adjusted earnings per diluted share is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. We strongly encourage investors and stockholders to review our financial statements included in our Annual Report on Form 10-K for 2011 and not to rely on any single measure of performance.

Reconciliations of adjusted earnings per diluted share to the most directly comparable financial measure calculated in accordance with GAAP, earnings per diluted share, are shown in the tables below.

	2011
(in thousands, except per share amounts)	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$140,697	$1.58	88,896
Transaction Costs (a)*	614	0.01
Interest Expense (b) *	5,815	0.07

Adjusted Non-GAAP Measure	$147,126	$1.66

(a)	Includes transaction costs related to the secondary offerings of our common stock completed in April 2011 and December 2011.
(b)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes, the amendment of the $200 million Opco Revolving Credit Facility, and the prepayment of the $125 million Opco Term Loan outstanding balance.

* Items were tax affected at our statutory rate of approximately 39% for 2011.

A-1

	2010
(in thousands, except per share amounts)	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$127,388	$1.48	86,050
Transaction Costs (a)*	2,718	0.03
Advisory/LLC Fees (b) *	8,121	0.10
Interest Expense (c) *	15,370	0.18
Non-Cash Tax Benefit (d)	(31,807)	(0.37)

Adjusted Non-GAAP Measure	$121,790	$1.42

(a)	Includes transaction costs related to the Senior Notes offering, the IPO, and the secondary offering completed in December 2010.
(b)	Includes one-time fees paid to Golden Gate and Limited Brands for terminating advisory arrangements with them.
(c)	Includes prepayment penalty and accelerated amortization of debt issuance costs and debt discount related to the early repayment of the Topco Credit Facility.
(d)	Represents one-time, non-cash tax benefit in connection with the conversion to a corporation.

* Items were tax affected at approximately 1.2% for the thirteen weeks ended May 1, 2010 and at our statutory rate of approximately 39.1% for the remainder of the year.

A-2

Appendix B

AMENDED AND RESTATED

EXPRESS, INC.

2010 INCENTIVE COMPENSATION PLAN

ARTICLE I

PURPOSE

The purpose of this Express, Inc. 2010 Incentive Compensation Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XV.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1 “Acquisition Event” has the meaning set forth in Section 4.2(d).

2.2 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

2.3 “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Performance Award or Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

2.4 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the

Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s, dishonesty, fraud, moral turpitude, willful misconduct or refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity, as determined by the Committee in its sole discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.7 “Change in Control” has the meaning set forth in 11.2.

2.8 “Change in Control Price” has the meaning set forth in Section 11.1.

2.9 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.10 “Committee” means any committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

2.11 “Common Stock” means the Common Stock, $0.01 par value per share, of the Company.

2.12 “Company” means Express, Inc., a Delaware corporation, and its successors by operation of law.

2.13 “Consultant” means any natural person who is an advisor or consultant to the Company or its Affiliates.

2.14 “Detrimental Activity” means, unless otherwise determined by the Committee, in the applicable Award Agreement: (a) the disclosure to anyone outside the Company or its Affiliates, or the use in any manner other than in the furtherance of the Company’s or its Affiliate’s business, without written authorization from the Company, of any confidential information, trade secrets or proprietary information, relating to the business of the Company or its Affiliates that is acquired by a Participant prior to the Participant’s Termination; (b) activity while employed or performing services that results, or if known could result, in the Participant’s Termination that is classified by the Company as a termination for Cause; (c) any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hiring of) any employee of the Company or its Affiliates to be employed by, or to perform services for, the Participant or any person or entity with which the Participant is associated (including, but not limited to, due to the Participant’s employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which the Participant receives direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from the Company; (d) any attempt, directly or indirectly, to solicit in a competitive manner any customer or prospective customer of the Company or its Affiliates at the time of a Participant’s Termination, without, in all cases, written authorization from the Company; (e) the Participant’s Disparagement, or inducement of others to do so, of the Company or its Affiliates or their past and present officers, directors, employees or products; or (f) breach of any agreement between the Participant and the Company or an Affiliate (including, without limitation, any employment agreement or noncompetition or nonsolicitation agreement). For purposes of sub-sections (a), (c), and (d) above, the General Counsel, Chief Administrative Officer, Executive Vice President of Human Resources or the Chief Executive Officer of the Company shall have authority to provide the Participant, except for himself or herself, with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.

2.15 “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.16 “Disparagement” means making comments or statements to the press, the Company’s or its Affiliates’ employees, consultants or any individual or entity with whom the Company or its Affiliates has a business relationship which could reasonably be expected to adversely affect in any manner: (a) the conduct of the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.

2.17 “Effective Date” means the effective date of the Plan as defined in Article XV.

2.18 “Eligible Employee” means each employee of the Company or an Affiliate.

2.19 “Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is designated by the Committee in its discretion as eligible to receive Awards subject to the conditions set forth herein.

2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.21 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a day on which the applicable market is open, the next day that it is open.

2.22 “Family Member” means “family member” as defined in Section A.1.(5) of the general instructions of Form S-8.

2.23 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under this Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.24 “Merger Event” has the meaning set forth in Section 4.2(d).

2.25 “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.

2.26 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.27 “Non-Tandem Stock Appreciation Right” shall mean the right to receive an amount in cash and/or stock equal to the difference between (x) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (y) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

2.28 “Other Cash-Based Award” means an Award granted pursuant to Section 10.3 of the Plan and payable in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.

2.29 “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, an Award valued by reference to an Affiliate.

2.30 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.31 “Participant” means an Eligible Individual to whom an Award has been granted pursuant to the Plan.

2.32 “Performance Award” means an Award granted to a Participant pursuant to Article IX hereof contingent upon achieving certain Performance Goals.

2.33 “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

2.34 “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

2.35 “Plan” means this Express, Inc. 2010 Incentive Compensation Plan, as amended from time to time.

2.36 “Reference Stock Option” has the meaning set forth in Section 7.1.

2.37 “Registration Date” means the date on which the Company sells its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act.

2.38 “Restricted Stock” means an Award of shares of Common Stock under the Plan that is subject to restrictions under Article VIII.

2.39 “Restriction Period” has the meaning set forth in Section 8.3(a) with respect to Restricted Stock.

2.40 “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.41 “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable treasury regulations thereunder.

2.42 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.43 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.44 “Stock Appreciation Right” shall mean the right pursuant to an Award granted under Article VII.

2.45 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals granted pursuant to Article VI.

2.46 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.47 “Tandem Stock Appreciation Right” shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for an amount in cash and/or stock equal to the difference between (i) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (ii) the aggregate exercise price of such Stock Option (or such portion thereof).

2.48 “Ten Percent Stockholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.49 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.50 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Stock Option to Section 409A of the Code.

2.51 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.52 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Stock Option to Section 409A of the Code.

2.53 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

2.54 “Transition Period” means the period beginning with the Registration Date and ending as of the earlier of: (i) the date of the first annual meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the Registration Date occurs; and (ii) the expiration of the “reliance period” under Treasury Regulation Section 1.162-27(f)(2).

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required by applicable law, rule or regulation, each member of the Committee shall qualify as (a) a “non-employee director” under Rule 16b-3, (b) an “outside director” under Code Section 162(m) and (c) an “independent director” under the rules of any national securities exchange or national securities association, as applicable. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify. In the event that any member of the Committee does not qualify as a “non-employee director” for purposes of Section 16 of the Exchange Act, then all compensation that is intended to be exempt from Section 16 will also be approved by the Board or a subcommittee made up of members of the Board who qualify as non-employee directors. In the event that any member of the Committee does not qualify as an “outside director” for purposes of Section 162(m) of the Code, then all compensation that is intended to be exempt from Section 162(m) of the Code will also be approved by a subcommittee made up of members of the Board who qualify as outside directors.

3.2 Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of this Plan, to Eligible Individuals: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Performance Awards; (v) Other Stock-Based Awards; and (vi) Other Cash-Based Awards. In particular, the Committee shall have the authority:

(a) to select the Eligible Individuals to whom Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Individuals;

(c) to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e) to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

(f) to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.4(d);

(g) to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(h) to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;

(i) to modify, extend or renew an Award, subject to Article XII and Section 6.4(l), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; and

(j) solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.

3.3 Guidelines. Subject to Article XII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. Notwithstanding the foregoing, no action of the Committee under this Section 3.3 shall impair the rights of any Participant without the Participant’s consent. To the extent applicable, this Plan is intended to comply with the applicable requirements of Rule 16b-3, and with respect to Awards intended to be “performance-based,” the applicable provisions of Section 162(m) of the Code, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the By-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Designation of Consultants/Liability.

(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

ARTICLE IV

SHARE LIMITATION

4.1 Shares. (a) Subject to any increase or decrease pursuant to Section 4.2, the aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 15,215,769 in the aggregate, which includes 4,815,769 shares previously issued under the Plan or to be issued in connection with outstanding awards and 10,400,000 shares available for future issuance. The shares may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 10,400,000 shares. With respect to Stock Appreciation Rights settled in Common Stock, upon settlement, only the number of shares of Common Stock delivered to a Participant (based on the difference between the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date such Stock Appreciation Right is exercised and the exercise price of each Stock Appreciation Right on the date such Stock Appreciation Right was awarded) shall count against the aggregate and individual share limitations set forth under Sections 4.1(a) and 4.1(b). If any Option, Stock Appreciation Right or Other Stock-Based Award granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Award shall again be available for the purpose of Awards under the Plan. If any shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock awarded under the Plan to a Participant are forfeited for any reason, the number of forfeited shares of Restricted Stock, Performance Awards or Other Stock-Based Awards denominated in shares of Common Stock shall again be available for purposes of Awards under the Plan. If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock which may be issued under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations.

(b) Individual Participant Limitations. To the extent required by Section 162(m) of the Code for Awards under the Plan to qualify as “performance-based compensation,” the following individual Participant limitations shall only apply after the expiration of the Transition Period:

(i) The maximum number of shares of Common Stock subject to any Award of Stock Options, or Stock Appreciation Rights, or shares of Restricted Stock, or Other Stock-Based Awards for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii) which may be granted under the Plan during any fiscal year of the Company to any Participant shall be one million (1,000,000) shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Awards does not exceed one million (1,000,000) shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) during any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Participant’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(ii) There are no annual individual share limitations applicable to Participants on Restricted Stock or Other Stock-Based Awards for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of Performance Goals.

(iii) The maximum number of shares of Common Stock subject to any Performance Award which may be granted under the Plan during any fiscal year of the Company to any Participant shall be one million (1,000,000) shares (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company.

(iv) The maximum value of a cash payment made under a Performance Award which may be granted under the Plan with respect to any fiscal year of the Company to any Participant shall be ten million dollars ($10,000,000.00).

(v) The individual Participant limitations set forth in this Section 4.1(b) (other than Section 4.1(b)(iii)) shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted to a Participant during a fiscal year are not covered by an Award to such Participant in a fiscal year, the number of shares of Common Stock available for Awards to such Participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

4.2 Changes.

(a) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b) Subject to the provisions of Section 4.2(d), in the event of a dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property) other than regular cash dividends, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, Change in Control or exchange of Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan (a “Section 4.2 Event”), the Committee shall equitably adjust (i) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan, (ii) the maximum share limitation applicable to each type of Award that may be granted to any individual participant in any calendar year, (iii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iv) the exercise price with respect to any Stock Option or any Stock Appreciation Right. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. If the Company enters into or is involved in any merger, reorganization, Change in Control or other business combination with any person or entity (a “Merger Event”), the Committee may, prior to such Merger Event and effective upon such Merger Event, take such action as it deems appropriate, including, but not limited to, replacing Awards with substitute Awards in respect of the shares, other securities or other property of the surviving corporation or any affiliate of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Awards granted hereunder as of the date of the consummation of the Merger Event. Upon receipt by any affected Participant of any such substitute Award (or payment) as a result of any such Merger Event, such Participant’s affected Awards for which such substitute Awards (or payment) were received shall be thereupon cancelled without the need for obtaining the consent of any such affected Participant. In addition, subject to Section 4.2(d), if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event or Merger Event (an “Other Extraordinary Event”), then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event, Merger Event, or any Other Extraordinary Event.

(c) Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or 4.2(b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(d) In the event of a Merger Event in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, Stock Appreciation Rights, or any Other Stock-Based Awards that provide for a Participant elected exercise, effective as of the date of the

Acquisition Event, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of his or her vested Awards that are then outstanding, but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) and Article XI shall apply.

4.3 Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V

ELIGIBILITY

5.1 General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3 General Requirement. The vesting and exercise of Awards granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.

ARTICLE VI

STOCK OPTIONS

6.1 Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

6.4 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.

(b) Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.4, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise determined by the Committee at the time of grant, the Option agreement shall provide that (i) in the event that the Participant engages in Detrimental Activity prior to any exercise of the Stock Option (whether vested or unvested), all Stock Options held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Stock Option, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event that the Participant engages in Detrimental Activity during the one-year period commencing on the date that the Stock Option is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such exercise or vesting, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter).

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of Stock Options or by payment in full or in part in the form of Common Stock owned by the Participant based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefore, as provided herein, has been made or provided for.

(e) Non-Transferability of Options. No Stock Option shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of this Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of this Plan and the applicable Award Agreement.

(f) Termination by Death or Disability. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options; provided, however, that if the Participant dies within such exercise period, all unexercised Stock Options held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options.

(g) Involuntary Termination Without Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by involuntary termination without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h) Voluntary Termination. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i) Termination for Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j) Unvested Stock Options. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. Should any provision of this

Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend this Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l) Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee. Notwithstanding anything herein to the contrary, without the consent of stockholders, the Committee may not (i) lower the strike price of a Stock Option after it is granted, or take any other action with the effect of lowering the strike price of a Stock Option after it is granted, or (ii) permit the cancellation of a Stock Option in exchange for another Award.

(m) Deferred Delivery of Common Shares. The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code.

(n) Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option and such shares shall be subject to the provisions of Article VIII and be treated as Restricted Stock. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o) Reserved.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

7.2 Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b) Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until and then only to the extent that the exercise or termination of the Reference Stock Option causes the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

(c) Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.4(c).

(d) Method of Exercise. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent that the related Tandem Stock Appreciation Rights have been exercised.

(e) Payment. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement multiplied by the number of shares of Common Stock in respect of which the Tandem Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(f) Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of shares of Common Stock to be issued under the Plan.

(g) Non-Transferability. Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.4(e) of the Plan.

7.3 Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights may also be granted without reference to any Stock Options granted under the Plan.

7.4 Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, and the following:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Non-Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b) Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 7.4, Non-Tandem Stock Appreciation Rights granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

Unless otherwise determined by the Committee at grant, the Award Agreement shall provide that (i) in the event that the Participant engages in Detrimental Activity prior to any exercise of the Non-Tandem Stock Appreciation Right, all Non-Tandem Stock Appreciation Rights held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Non-Tandem Stock Appreciation Right, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event that the Participant engages in Detrimental Activity during the one-year period commencing on the date the Non-Tandem Stock Appreciation Right is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such exercise or vesting, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter).

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 7.4(c), Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award Agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(e) Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or Common Stock (as chosen by the Committee in its sole discretion) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date that the right is exercised over the Fair Market Value of one share of Common Stock on the date that the right was awarded to the Participant.

(f) Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the provisions of the applicable Award Agreement and the Plan, upon a Participant’s Termination for any reason, Non-Tandem Stock Appreciation Rights will remain exercisable following a Participant’s Termination on the same basis as Stock Options would be exercisable following a Participant’s Termination in accordance with the provisions of Sections 6.4(f) through 6.4(j).

(g) Non-Transferability. No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.5 Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a Limited Stock Appreciation Right. Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award Agreement, the Participant shall receive in cash and/or Common Stock, as determined by the Committee, an amount equal to the amount (i) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights, or (ii) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights.

ARTICLE VIII

RESTRICTED STOCK

8.1 Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.

Unless otherwise determined by the Committee at grant, each Award of Restricted Stock shall provide that in the event that the Participant engages in Detrimental Activity prior to, or during the one-year period after, any vesting of Restricted Stock, the Committee may direct that all unvested Restricted Stock shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock which had vested in the period referred to above.

The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals) or such other factor as the Committee may determine in its sole discretion, including to comply with the requirements of Section 162(m) of the Code.

8.2 Awards and Certificates. Eligible Individuals selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a) Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b) Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c) Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Express, Inc. (the “Company”) 2010 Incentive Compensation Plan (the “Plan”) and an Agreement entered into between the registered owner and the Company dated                     . Copies of such Plan and Agreement are on file at the principal office of the Company.”

(d) Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part.

8.3 Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a) Restriction Period. (i) The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Restricted Stock Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of Performance Goals pursuant to Section 8.3(a)(ii) and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.

(ii) If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of Performance Goals, the Committee shall establish the objective Performance Goals and the applicable vesting percentage of the Restricted Stock applicable to each Participant or class of Participants in writing prior to the beginning of the applicable fiscal year or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. With regard to a Restricted Stock Award that is intended to comply with Section 162(m) of the Code, to the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect.

(b) Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.3(b) and as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including, without limitation, the right to vote such shares, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares, and the right to receive all dividends and other distributions paid with respect to the Restricted Stock, provided that such dividends or other distributions will be subject to the same vesting requirements as the underlying Restricted Stock and shall be paid at the time the Restricted Stock becomes vested. If dividends or distributions are paid in shares of Common Stock, such shares shall be deposited with the Company and shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(c) Termination. Unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter.

(d) Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares, if any, shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX

PERFORMANCE AWARDS

9.1 Performance Awards. The Committee may grant a Performance Award to a Participant payable upon the attainment of specific Performance Goals. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VIII. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve.

Unless otherwise determined by the Committee at grant, each Performance Award shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one-year period after, any vesting of the Performance Award, the Committee may direct (at any time within one year thereafter) that all of the unvested portion of the Performance Award shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to any gain that the Participant realized from any Performance Award that had vested in the period referred to above.

With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall condition the right to payment of any Performance Award upon the attainment of objective Performance Goals established pursuant to Section 9.2(c).

9.2 Terms and Conditions. Performance Awards awarded pursuant to this Article IX shall be subject to the following terms and conditions:

(a) Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Award that has been earned.

(b) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.

(c) Objective Performance Goals, Formulae or Standards. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(d) Dividends. Unless otherwise determined by the Committee at the time of grant, amounts equal to dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Award will not be paid to the Participant.

(e) Payment. Following the Committee’s determination in accordance with Section 9.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in shares of Common Stock or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(f) Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant.

ARTICLE X

OTHER STOCK-BASED AND CASH-BASED AWARDS

10.1 Other Stock-Based Awards. The Committee is authorized to grant to Eligible Individuals Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock equivalent units, restricted stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Subject to the provisions of the Plan, the Committee shall have authority to determine the Eligible Individuals, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified Performance Goals as the Committee may determine, in its sole discretion; provided that to the extent that such Other Stock-Based Awards are intended to comply with Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the grant or vesting of such Other Stock-Based Awards based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code or otherwise violate Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

10.2 Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be subject to the following terms and conditions:

(a) Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article X may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b) Dividends. Unless otherwise determined by the Committee at the time of Award, subject to the provisions of the Award Agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion.

(c) Vesting. Any Award under this Article X and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.

(d) Price. Common Stock issued on a bonus basis under this Article X may be issued for no cash consideration. Common Stock purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion.

10.3 Other Cash-Based Awards. The Committee may from time to time grant Other Cash-Based Awards to Eligible Individuals in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

10.4 Detrimental Activity. Unless otherwise determined by the Committee at grant, the Award Agreement shall provide that (i) in the event that the Participant engages in Detrimental Activity prior to any exercise, distribution or settlement of any Other Stock-Based Award and/or Other Cash-Based Award, such Other Stock-Based Awards and/or Other Cash-Based Awards held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise, distribution or settlement of an Other Stock-Based Award and/or Other Cash-Based Award, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event that the Participant engages in Detrimental Activity during the one-year period commencing on the date of exercise, distribution, or settlement of an Other Stock-Based Award and/or Other Cash-Based Award, the Company shall be entitled to recover from the Participant at any time within one year after such exercise, settlement, or distribution, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise, distribution or settlement (whether at the time of exercise, distribution or settlement or thereafter).

ARTICLE XI

CHANGE IN CONTROL PROVISIONS

11.1 Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Award shall not vest and a Participant’s Award shall be treated in accordance with one of the following methods as determined by the Committee:

(a) Awards, whether or not then vested, shall be continued, assumed, have new rights substituted therefore or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that the Committee may decide to award additional Restricted Stock or other Awards in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 11.1, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

(c) Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at any time.

11.2 Change in Control. Unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement approved by the Committee, a “Change in Control” shall be deemed to occur if:

(a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section 11.2 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in Section 11.2(a)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of any such award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

11.3 Initial Public Offering not a Change in Control. Notwithstanding the foregoing, for purposes of the Plan, the occurrence of the Registration Date or any change in the composition of the Board within one year following the Registration Date shall not be considered a Change in Control.

ARTICLE XII

TERMINATION OR AMENDMENT OF PLAN

12.1 Termination or Amendment. Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XIV or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (ii) increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2); (iii) change the classification of individuals eligible to receive Awards under the Plan; (iv) decrease the minimum option price of any Stock Option or Stock Appreciation Right; (v) extend the maximum option period under Section 6.4; (vi) alter the Performance Goals for Restricted Stock, Performance Awards or Other Stock-Based Awards as set forth in Exhibit A hereto; (vii) award any Stock Option or Stock Appreciation Right in replacement of a canceled Stock Option or Stock Appreciation Right with a higher exercise price than the replacement award; or (viii) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 162(m) of the Code or, to the extent applicable to Incentive Stock Options, Section 422 of the Code. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Award, or to make any other amendment that would require stockholder approval under Financial Industry Regulatory Authority (FINRA) rules and regulations or the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law including Section 409A of the Code.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent.

ARTICLE XIII

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Legend. The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

14.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

14.3 No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.

14.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned.

14.5 No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

14.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b) If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 14.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d) A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

14.7 Stockholders Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a stockholder’s agreement or such other documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise or purchase, and such other terms as the Board or Committee shall from time to time establish. Such stockholder’s agreement or other documentation shall apply to the Common Stock acquired under the Plan and covered by such stockholder’s agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing stockholder agreement (or other agreement).

14.8 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

14.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

14.10 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

14.11 Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

14.12 Costs. The Company shall bear all expenses associated with administering this Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

14.13 No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

14.14 Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

14.15 Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

14.16 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the

Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of his or her separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter.

14.17 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

14.18 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

14.19 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

14.20 Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of the Common Stock (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-Up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock-Up Period.

14.21 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

14.22 Section 162(m) of the Code. Notwithstanding any other provision of the Plan to the contrary, (i) prior to the Registration Date and during the Transition Period, the provisions of the Plan requiring compliance with Section 162(m) of the Code for Awards intended to qualify as “performance-

based compensation” shall only apply to the extent required by Section 162(m) of the Code, and (ii) the provisions of the Plan requiring compliance with Section 162(m) of the Code shall not apply to Awards granted under the Plan that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

14.23 Post-Transition Period. Following the Transition Period, any Award granted under the Plan that is intended to be “performance-based compensation” under Section 162(m) of the Code, shall be subject to the approval of the material terms of the Plan by a majority of the stockholders of the Company in accordance with Section 162(m) of the Code and the treasury regulations promulgated thereunder.

ARTICLE XV

EFFECTIVE DATE OF PLAN

The Plan shall become effective at 12:01 a.m. Eastern Time on the day that the Company’s Registration Statement on Form S-1 for its initial public offering (File No. 333-164906) is declared effective by the Securities and Exchange Commission.

ARTICLE XVI

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date; provided that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based compensation” under Section 162(m) of the Code shall be granted on or after the fifth anniversary of the stockholder approval of the Plan unless the Performance Goals are re-approved (or other designated Performance Goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals.

ARTICLE XVII

NAME OF PLAN

This Plan shall be known as the “Express, Inc. 2010 Incentive Compensation Plan.”

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	earnings per share;

•	operating income;

•	gross income;

•	net income (before or after taxes);

•	cash flow;

•	gross profit;

•	gross profit return on investment;

•	gross margin return on investment;

•	gross margin;

•	operating margin;

•	working capital;

•	earnings before interest and taxes;

•	earnings before interest, tax, depreciation and amortization;

•	return on equity;

•	return on assets;

•	return on capital;

•	return on invested capital;

•	net revenues;

•	gross revenues;

•	revenue growth;

•	annual recurring revenues;

•	recurring revenues;

•	license revenues;

•	sales or market share;

•	total shareholder return;

B-A-1

•	economic value added;

•

specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	the fair market value of the a share of Common Stock;

•	the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or

•	reduction in operating expenses.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a) restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c) a change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a) designate additional business criteria on which the performance goals may be based; or

(b) adjust, modify or amend the aforementioned business criteria.

B-A-2

Driving Directions to Annual Meeting

Directions to Express, Inc. corporate headquarters located at 1 Express Drive, Columbus, Ohio 43230:

From the North

Take Interstate 71 to 270 South. Take 270 South for approximately 5.4 miles to the Morse Road exit (#32). Turn left at the end of exit ramp onto Morse Road. Pass under the interstate. Make your first right onto Express Drive through Gate 1 and follow signs.

From the South

Take Interstate 71 to 670 East to 270 North. Take 270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs

From the East

Take Interstate 70 West to 270 North. Follow 270 North approximately 6 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From the West

Take Interstate 70 East to 71 North. Follow 71 North for approximately .8 miles to 670 East. Take 670 East to 270 North. Take 270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From Port Columbus Airport

Take Airport Road out of Port Columbus to 670 East. Take 670 East to 270 North. Take 270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

EXPRESS, INC. ONE EXPRESS DRIVE COLUMBUS, OH 43230

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Michael F. Devine 02 Mylle Mangum
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Ratify the appointment of PricewaterhouseCoopers LLP as Express, Inc.’s independent registered public accounting firm for 2012.						☐	☐	☐
3.	Approval of the Section 162(m) performance goals and annual grant limitations under the Express, Inc. 2010 Incentive Compensation Plan.						☐	☐	☐
NOTE: Transact such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

EXPRESS, INC. Annual Meeting of Stockholders May 31, 2012 8:30 a.m. EDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael A. Weiss and Lacey J. Bundy, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Express, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. EDT on May 31, 2012, at the Express, Inc. corporate offices located at 1 Express Drive, Columbus, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side